UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

SCHEDULE 14A

______________

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

TOWERS WATSON & CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Towers Watson & Co.

875 Third Avenue

New York, New York 10022

Telephone:  212-725-7550

September 30, 2011

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2011 Annual Meeting of Stockholders of Towers Watson & Co. to be held at the W New York Hotel, 541 Lexington Avenue, New York, New York 10022, on Friday, November 11, 2011, at 9:00 a.m. EST.  The actions we expect to take at the Annual Meeting are described in the attached Notice of the 2011 Annual Meeting of Stockholders and Proxy Statement.  We are sending many of our stockholders a notice regarding the availability of this proxy statement (the “Notice”) and our Annual Report on Form 10-K for Fiscal 2011 via the Internet.  We encourage you to read the Form 10-K, which includes information on our business, as well as our audited financial statements.

Your vote is important.  We encourage you to vote your shares as soon as possible.  Your vote is important no matter how many shares you own.  You may vote over the Internet, or, if you received your proxy materials by mail, you may vote by telephone or by mailing a completed, signed and dated proxy card.  Voting over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.  Please review the instructions on the Notice or proxy card regarding your voting options.

Sincerely,

John J. Haley

Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Friday, November 11, 2011

The Annual Meeting of Stockholders of Towers Watson & Co. (the “Company” or “Towers Watson”), a Delaware corporation, will be held at the W New York Hotel, 541 Lexington Avenue, New York, New York 10022 on Friday, November 11, 2011 at 9:00 a.m. EST, for the following purposes:

1.

Elect eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified (Proposal No. 1);

2.

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal No. 2);

3.

Hold a non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3);

4.

Hold a non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 4); and

5.

Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on September 19, 2011 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

This year, we have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide many of our stockholders access to our proxy materials and Form 10-K by notifying you of the availability of our proxy materials and Form 10-K via the Internet.  The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment.   As a result, on September 30, 2011, we mailed to many of our stockholders a "Notice Regarding the Availability of Proxy Materials" (the “Notice”) with instructions on how to access the proxy materials and our Annual Report to Stockholders via the Internet (or how to request a paper copy) and how to vote online.  We will also deliver printed versions of the proxy materials to certain of our stockholders, including those who have previously requested paper copies of the proxy materials. On the date of mailing of the Notice, all stockholders will be able to access the proxy materials on a website referred to, and at the URL address included in, the Notice and in the proxy statement. These proxy materials will be available free of charge.

By order of the Board of Directors

Walter W. Bardenwerper

Vice President, General Counsel and Secretary

New York, New York
September 30, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 11, 2011

The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 are available under the “Investor Relations” page at http://www.towerswatson.com

QUESTIONS AND ANSWERS		1
1.	Why did I receive these proxy materials?	1
2.	Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?	1
3.	When and where is the Annual Meeting and who may attend?	1
4.	What shares can I vote?	1
5.	Can I vote in person?	2
6.	Who is entitled to receive notice and vote shares?	2
7.	What is the Board’s voting recommendations and how will shares be voted?	2
8.	How many shares must be present to hold the Annual Meeting?.	2
9.	What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?	2
10.	How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?	3
11.	Is there a list of stockholders entitled to vote at the Annual Meeting?.	3
12.	Who will pay the cost of soliciting proxies for the Annual Meeting?	3
13.	If another matter comes before the board for action, how will the matter be voted?	3
14.	How is my vote counted?	4
15.	What is “Householding”?	4

GOVERNANCE OF THE CORPORATION		4
Corporate Governance Guidelines		4
Code of Business Conduct and Ethics		4
Communications with the Board or Lead Independent Director		4
Board Leadership and Lead Independent Director		5
Risk Assessment of Compensation Policies and Practices		5
Board’s Role in Risk Oversight		5
Board Diversity		6
Nominees for Director		6
Standing Committees of the Board		7
Audit Committee		7
Compensation Committee		7
Nominating and Governance Committee		8
Risk Committee		8
Board Meetings		8
Meetings of Non-Employee Directors		8
Annual Meeting Attendance		8
Director Independence		8

PROPOSAL NO. 1: ELECTION OF DIRECTORS		10
Director Information		10

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012		12
Fees Paid to the Independent Registered Public Accounting Firm		13

REPORT OF THE AUDIT COMMITTEE		14

PROPOSAL NO. 3: ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS		15

PROPOSAL NO. 4: ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS		15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		16
Security Ownership Of Certain Beneficial Owners		17
Biographical Information For Other Executive Officers Of The Company		18
Section 16(a) Beneficial Ownership Reporting Compliance		19

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, NOVEMBER 11, 2011

QUESTIONS AND ANSWERS

1.     Why did I receive these proxy materials?

This Proxy Statement, Notice of the 2011 Annual Meeting of Stockholders (the “Annual Meeting”), accompanying proxy card and voting instructions (the “Proxy Materials”) are being furnished to you as a stockholder of Towers Watson & Co., a Delaware corporation (“Towers Watson”, the “Company”, “we”, “us” and “our”), on or about September 30, 2011, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at our Annual Meeting.  The proxies may be voted at any continuations, adjournments or postponements of the Annual Meeting.  The Proxy Materials contain important information for you to use when deciding how to vote in connection with the Annual Meeting.

2.     Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice Regarding the Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail), the Notice contains instructions on how to do so. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

3.     When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Friday, November 11, 2011 at 9:00 a.m. EST, at  the W New York Hotel, 541 Lexington Avenue, New York, New York 10022.  Stockholders as of the record date for the meeting may attend the meeting. If you plan to attend the Annual Meeting, and are a stockholder of record, meaning that you hold shares directly and appear as a stockholder in the Company’s stockholder list, please bring legal identification, such as a passport or drivers license, with you to the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Towers Watson common stock, such as the voting instruction form provided to you with this Proxy Statement (if the Proxy Statement was mailed to you) or a bank or brokerage account statement.

4.     What shares can I vote?

All shares of the Company’s Class A Common Stock and  Class B Common Stock (collectively “common stock”) that are represented by properly executed and unrevoked proxies received by the Company’s selected vendor to tabulate the votes, Broadridge Financial Solutions, Inc., prior to the date of the Annual Meeting, will be voted.  The deadline for receiving proxy voting instructions by mail, telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m. EST on Thursday, November 10, 2011.

5.     Can I vote in person?

Stockholders of record may vote at the Annual Meeting.  If your shares are held in the name of a bank or broker or other holder of record and you plan to attend the Annual Meeting, you must obtain a “legal proxy” from such bank or brokerage firm to vote at the Annual Meeting. If you vote in person, your vote will supersede any proxy that you previously executed.

6.     Who is entitled to receive notice and vote shares?

Stockholders of record at the close of business on September 19, 2011 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting and at any continuations, adjournments or postponements thereof.  On September 19, 2011, there were 74,591,952.276 shares of common stock (57,956,735 shares of Class A Common Stock and 16,635,217.276 shares of Class B Common Stock) outstanding and entitled to vote at the Annual Meeting. Class A Common Stock and Class B Common Stock are the Company’s only classes of outstanding voting securities and each holder thereof is entitled to one vote for each share on all matters properly presented, and for each director to be elected at the Annual Meeting.

7.     What is the Board’s voting recommendations and how will shares be voted?

The Board of Directors recommends that stockholders vote FOR each of the director nominees named in this Proxy Statement, FOR ratification of the selection of Deloitte & Touche LLP, FOR the advisory vote regarding the compensation of our named executive officers, and ANNUAL on the advisory vote on the frequency of holding an advisory vote on our named executive officers’ compensation. If the accompanying proxy card is properly signed and returned in the enclosed envelope (provided to stockholders who have received their Proxy Materials by mail), or voted via telephone or Internet, and not revoked, it will be voted.  Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will:

•

vote in favor of Proposal No. 1, to elect eight Directors to serve until the 2012 Annual Meeting of Stockholders, or until their successors are elected and qualified;

•

vote in favor of Proposal No. 2, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012;

•

vote in favor of Proposal No. 3, in favor of the advisory vote on our named executive officers’ compensation;

•

vote ANNUAL on Proposal No. 4, the advisory vote on the frequency of holding an advisory vote on our named executive officers’ compensation; and

•

vote in their own discretion as to any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of the Company at 901 N. Glebe Road, Arlington, Virginia 22203.

8.     How many shares must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on September 19, 2011 is necessary to hold the Annual Meeting and conduct business. This is called a quorum.

9.     What are the voting requirements to elect the Directors and to approve each of the proposals contained in the Proxy Statement?

Proposal No. 1:  Elect eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

The Company’s Amended and Restated Bylaws standard for voting for the election of Directors is a majority of votes cast in uncontested elections.  A majority of the votes cast means that a number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee.  In contested elections the vote standard is a plurality of votes cast.  The Amended and Restated Bylaws provide that director nominees must deliver a statement that if elected, they agree to tender an irrevocable resignation promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Guidelines that are applicable to all director nominees.

Proposal No. 2:  Ratify the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2012.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 2.

Proposal No. 3:  Hold a non-binding advisory vote on the compensation of our named executive officers.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve Proposal No. 3.

Proposal No. 4:  Hold a non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

The frequency that receives the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders.

10.     How are abstentions and broker non-votes counted for determining a quorum and for voting my shares for each proposal?

Abstentions and proxies conferring authority to vote only on certain matters (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

In accordance with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to Proposal No. 1, Election of Directors, Proposal No. 2, Ratification of the Selection of Deloitte & Touche LLP, Proposal No. 3, Advisory Vote on the Compensation of our Named Executive Officers, Proposal No. 4 Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers, or any other matter presented at the Annual Meeting, unless provided otherwise in our governing documents or under applicable law. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. Broker non-votes are not considered to have been votes cast at the Annual Meeting with respect to such matter.

11.     Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders or record will be available for inspection at the Annual Meeting and for ten days prior to the Annual Meeting at Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

12.     Who will pay the cost of soliciting proxies for the Annual Meeting?

The cost of soliciting proxies will be borne by the Company.  Employees of the Company may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile, or electronically. We have engaged InvestorCom, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $7,500 plus reimbursement of reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the Company’s common stock.  Other proxy solicitation expenses that we will pay include those for preparation, mailing and tabulating the proxies.

13.     If another matter comes before the board for action, how will the matter be voted?

Management knows of no other matter that may come up for action at the Annual Meeting.  However, if any other matter properly comes before the meeting, the proxies named on the enclosed proxy card will vote in accordance with their judgment on such matter.

14.     How is my vote counted?

Individual proxies will be counted by Broadridge Financial Solutions, Inc.  Whether or not you expect to be present at the Annual Meeting, you are urged to vote your proxy via the Internet. If you have received your Proxy Materials by mail, you may also vote by telephone or by signing, dating and promptly mailing in your proxy card.  It is very important that you vote your shares.

15.     What is “Householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports for those stockholders receiving the proxy materials by mail. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary of the Company in writing at the following address: Towers Watson & Co., Office of the Secretary, at 901 N. Glebe Road, Arlington, Virginia 22203, or by telephone at 703-258-8000.  If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

GOVERNANCE OF THE CORPORATION

Corporate Governance Guidelines

Towers Watson is committed to exercising the highest standard of ethical conduct and corporate governance which we believe best serve our stockholders, employees and clients.  We have established and adopted Corporate Governance Guidelines for maintaining our ethical standards, and adopted corporate governance practices that form a solid framework for effectively aligning our business objectives.  Stockholders may obtain copies of our Codes of Business Conduct and Ethics, the Corporate Governance Guidelines and our Board committee charters under the “Investor Relations” page on the Company’s website at http://www.towerswatson.com or send a request addressed to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, President, the Chief Financial Officer and the Controller.  The Company also has a Code of Business Conduct and Ethics that applies to all of the Company’s Directors.  Any amendment or waiver of the Codes for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or any of the Company’s Directors will be disclosed on the Company’s website or reported in a Form 8-K filing.

Communications with the Board or Lead Independent Director

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board of Directors and the Company’s Lead Independent Director.  Communications to Directors of the Company must be in writing and may be sent to any Director, in care of the Secretary, Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Communications may be sent by email to all Directors as a group or to the Lead Independent Director using the e-mail addresses posted by the Company on its web site at www.towerswatson.com under “Investor Relations.”  Communications should identify the person submitting the communication, including whether the person is a stockholder, the interest of such person in the subject matter of the communication, and the address, telephone number and email address of the person submitting the communication.  Each communication will be forwarded to the Director(s) to whom it is addressed.  The Board has authorized the Company’s Secretary to adopt reasonable procedures for collecting and distributing communications to Directors.  If such procedures are adopted, they will be made available on the Company’s website at www.towerswatson.com under “Investor Relations.”

Board Leadership and Lead Independent Director

Towers Watson’s Chief Executive Officer also serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our Company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model.  The board believes that this structure promotes unambiguous accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's oversight and guidance of management.  Further, the Board believes that it is critical, during the ongoing integration of the merger of legacy Towers Perrin and legacy Watson Wyatt (the “Merger”), to maintain continuity at the Board and executive level of management.

The Board has designated a Lead Independent Director. Among other responsibilities, our Lead Independent Director presides at all executive sessions of the independent Directors of the Board, coordinates the activities of our other independent Directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all executive sessions of our independent Directors, and serves as principal liaison between our independent Directors and our Chairman and senior management. The Company’s Board of Directors has designated Linda D. Rabbitt as our Lead Independent Director.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company.  Our Compensation Committee, in conjunction with management, human resources, legal, finance and our independent consultant, has developed a framework for reviewing the risks and rewards associated with the Company’s compensation programs.  This framework is intended to ensure that our compensation programs encourage and reward prudent discretion and business judgment and appropriate risk-taking over the long term.

In developing incentive plans for the Company, our Compensation Committee has validated the plans against our compensation philosophy and has considered the extent to which the metrics used align with corporate plan metrics, business goals and provide balance, how incentive pools will be developed and whether they are capped, the highest amount of compensation that can be achieved under the plans through consistent superior performance over a sustained period of time, whether the plans are appropriately focused on long-term results, and whether sufficient operational controls are in place to prevent participants from manipulating results.  In addition, the Company has substantial stock ownership requirements in place for senior executives which, when combined with conditioning the payment of large amounts of compensation payable solely in Company stock upon the achievement of long-term performance metrics, provide strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term.  Moreover, the Compensation Committee retains a significant amount of discretion to adjust compensation to ensure that it is matched appropriately with Company performance.

Management and the Compensation Committee regularly evaluate the risks of all of the Company’s compensation programs on a global basis and do not believe that any of the Company’s compensation programs create risks that are reasonably likely to result in a material adverse impact to the Company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for oversight of risk management.

In its oversight role, our Board of Directors’ involvement in developing our business strategy and overseeing management's execution of strategic plans plays a key role in its oversight of risk management and in its assessment the appropriate level of enterprise risk tolerance. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the Securities and Exchange Commission (the “SEC”) as well as risks relating to various specific developments, such as acquisitions, securities repurchase, debt and equity placements, and product introductions

Our Board committees assist our Board of Directors in fulfilling its risk oversight role.  Our Risk Committee provides oversight and guidance to members of management who are responsible for the timely identification, mitigation and management of those risks that could have a material impact on the Company. Pursuant to its charter, the Audit Committee oversees the financial reporting processes and the audit of the financial statements of our Company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our Company. Our Nominating and Governance Committee oversees governance related risk, such as board independence and conflicts of interests.

Board Diversity

Towers Watson seeks diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; strong communication and interpersonal skills; and the ability and willingness to devote time to our Company. We also believe the skill sets, backgrounds, and qualifications of our Directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective Directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our Directors have held high-level positions in academia, business, or professional service firms and have experience in dealing with complex issues. We believe that all of our Directors are individuals of high character and integrity and satisfy the other qualifications described above. In addition to these attributes, the description of each Director’s background set forth below indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a Director of our Company.

Nominees for Director

The Nominating and Governance Committee makes recommendations to the Board concerning individuals who are qualified to stand for election as Directors.  The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries.  The Nominating and Governance Committee will consider suggestions of possible nominees for Director from the Board of Directors and management, and may in the future retain a search firm to assist it in identifying possible nominees for Director.

The Nominating and Governance Committee also will consider recommendations of possible nominees for Director submitted by stockholders.  Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Office of the Secretary, Towers Watson & Co., 901 N. Glebe Road, Arlington, Virginia 22203.  Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Standing Committees of the Board

The Company has four standing committees: Audit, Compensation, Nominating and Governance, and Risk. These committees operate pursuant to written charters adopted by the Board of Directors, which are available on the Company’s website at http://www.towerswatson.com under “Investor Relations.” Each committee consists only of independent Directors.

	Audit	Compensation	Nominating and Governance	Risk
John J. Gabarro
Victor F. Ganzi
Brendan O’Neill
Linda D. Rabbitt*
Gilbert T. Ray
Paul Thomas
Wilhelm Zeller
	= Chair	* Lead Independent Director

Audit Committee

The Audit Committee’s principal responsibilities, as set forth in its charter, are to assist the Board in overseeing the Company’s financial reporting process that is established and implemented by management.  The Audit Committee oversees the work of the independent registered public accounting firm and also reviews information provided by the Company’s Director of Internal Audit, independent registered public accounting firm, and management concerning internal accounting procedures and controls.

The Audit Committee is currently composed of three independent Directors, Victor F. Ganzi (Chair), John J. Gabarro, and Gilbert T. Ray, all of whom meet the current independence requirements of NYSE and NASDAQ’s listing standards.  The Board of Directors has determined that Mr. Ganzi is both independent and an audit committee financial expert, as defined by SEC guidelines and NYSE and NASDAQ listing standards.  The Audit Committee held seven meetings during fiscal year 2011.

Compensation Committee

The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (“CEO”), and oversees administration of Tower Watson’s equity and non-equity incentive and compensation plans.  The Board has delegated to the Compensation Committee matters associated with succession planning for the CEO.  For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “Context of Our Executive Compensation Programs for Our Named Executives”, on page 23 of this Proxy Statement under the heading “Compensation Discussion and Analysis”. Compensation of non-employee Directors is fully described under “Compensation of Directors” on page 50 of this Proxy Statement.

The Compensation Committee currently is composed of Gilbert T. Ray (Chair), Linda D. Rabbitt, Paul Thomas and Wilhelm Zeller, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Compensation Committee held nine meetings during fiscal year 2011.

Nominating and Governance Committee

The Nominating and Governance Committee provides assistance to the Board of Directors of the Company in fulfilling its responsibilities: by identifying individuals qualified to become Directors and approving the nomination of candidates for all Directorships to be filled by the Board of Directors or by the stockholders of the Company; identifying Directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of the Company.

The Nominating and Governance Committee currently is composed of John J. Gabarro (Chair), Victor F. Ganzi, Brendan O’Neill and Paul Thomas, all of whom meet the independence requirements of the NYSE and NASDAQ’s listing standards.  The Nominating and Governance Committee held six meetings during fiscal year 2011.

Risk Committee

The Risk Committee assists the Board of Directors in exercising its oversight of the Company by providing oversight and guidance to members of management who are responsible for the timely identification, mitigation, and management of those risks that could have a material impact on the Company.

The Risk Committee is currently composed of three independent Directors, Wilhelm Zeller (Chair), Brendan R. O’Neill and Linda D. Rabbitt. The Risk Committee held four meetings during fiscal year 2011.

Membership of these Board committees may change after this Annual Meeting.

Board Meetings

During the fiscal year ended June 30, 2011, the Board of Directors held seven meetings.  All Directors attended 75 percent or more of the meetings of the Board and the committees on which they served, except for Ms. Rabbitt.  Ms. Rabbitt attended five of the seven meetings of the Board during the fiscal year ended June 30, 2011.

Meetings of Non-Employee Directors

The non-employee Directors met without any management Directors or employees present four times during the fiscal year ended June 30, 2011 to discuss board policies, processes and practices. The Lead Independent Director chaired these meetings.

Annual Meeting Attendance

All Director nominees are expected to attend the Company’s Annual Meeting of Stockholders.

Director Independence

The Board is composed of a majority of Directors who qualify as independent Directors pursuant to the corporate governance standards for companies listed on the NYSE and NASDAQ.  The Board committee structure includes an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Risk Committee, all of these committees consisting entirely of independent Directors.

In determining independence, each year the Board affirmatively determines whether Directors have any material relationship with the Company. When assessing the materiality of a Director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the Director’s standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.  A Director will not be considered independent if the Director:

1.

has an Immediate Family Member who is now, or has been in the past three years, an Executive Officer of the Company, legacy Towers Perrin or legacy Watson Wyatt or any of their respective subsidiaries or other Affiliates;

2.

now, or has been in the past three years, employed by the Company, legacy Towers Perrin or legacy Watson Wyatt or any of their respective subsidiaries or other Affiliates;

3.

has received, or has an Immediate Family Member who has received, more than $120,000 during any twelve-month period within the last three fiscal years in direct compensation from the Company, legacy Towers Perrin or legacy Watson Wyatt, other than (i) director and committee fees or (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

4.

has accepted, or has an Immediate Family Member who has accepted, more than $120,000 in compensation from the Company, legacy Towers Perrin, legacy Watson Wyatt or any parent or subsidiary of the Company, legacy Towers Perrin or legacy Watson Wyatt during any period of 12 consecutive months within the Company’s current fiscal year or any of the previous three fiscal years, other than (i) compensation paid to an Immediate Family Member who is or was an employee (other than an executive officer) of the Company, legacy Towers Perrin, legacy Watson Wyatt or any of their respective subsidiaries; or (ii) benefits under a tax-qualified retirement plan, or non discretionary compensation;

5.

is, or has an Immediate Family Member who is, currently a partner of a firm that is the Company’s internal or external auditor;

6.

is a current employee of the Company’s internal or external auditor;

7.

has an Immediate Family Member who is a current employee of the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

8.

has, or had an Immediate Family Member who has, served within the last three years as a partner or employee of the Company’s, legacy Towers Perrin’s or legacy Watson Wyatt’s internal or external auditor and personally worked on the Company’s, legacy Towers Perrin’s or legacy Watson Wyatt’s audit within that time;

9.

is employed, or has an Immediate Family Member currently employed, or is or had an Immediate Family Member employed during the previous three years, as an Executive Officer of another company where any of the Company’s present Executive Officers serve or served at the same time on that company’s compensation committee;

10.

is currently, or has an Immediate Family Member who is currently, an Executive Officer of a company (including any business entity or any nonprofit organization) that has made payments to, or received payments from, the Company, legacy Towers Perrin or legacy Watson Wyatt for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

11.

is, or has an Immediate Family Member who is, currently a partner in, controlling shareholder or owner of, or executive officer of any organization (including any business entity or any nonprofit organization) to which the Company, legacy Towers Perrin or legacy Watson Wyatt made, or from which the Company, legacy Towers Perrin or legacy Watson Wyatt received, payments for property or services, in the current fiscal year or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

For these purposes, an “Immediate Family Member”  includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

Applying these standards, and because there were no transactions, relationships or arrangements that triggered any of these questions, the Board has determined that the following Directors are independent:  John J. Gabarro, Victor F. Ganzi, Brendan R. O’Neill, Linda D. Rabbitt, Gilbert T. Ray, Paul Thomas, and Wilhelm Zeller.  In making these determinations, the board determined that none of the independent Directors, their family members or organizations with which the Directors are affiliated have any material direct or indirect relationship with the Company.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eight Directors, each of whom including all the non-management Directors were recommended by the Board of Directors and approved by the Nominating and Governance Committee for inclusion on the Company’s proxy card. The eight nominees for the Board of Directors are John Gabarro, Victor Ganzi, John Haley, Brendan O’Neill, Linda Rabbitt, Gilbert Ray, Paul Thomas and Wilhelm Zeller.  Biographical information about each of these nominees is included below. Pursuant to its authority under our Amended and Restated Bylaws, the Board of Directors has set the number of Directors at eight, effective as of the Annual Meeting.

Each nominee elected will serve a one-year term expiring at the 2012 Annual Meeting of Stockholders or until his or her successor shall have been elected and qualified. If any nominee is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.  Each of the nominees listed above has consented to being named as a nominee, and the Company does not know of any reason that any of the nominees listed above would be unable to serve if elected.

The Board of Directors Recommends that Stockholders Vote ‘For’ Proposal No. 1 to elect Eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified.

Director Information

The information set forth below states the name of each nominee for Director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company and other directorships held and the experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a Director.

John J. Haley (age 61) has served as the Chief Executive Officer and as Chairman of the Board of Directors of Towers Watson since January 1, 2010. Previously, he served as President and Chief Executive Officer of Watson Wyatt beginning on January 1, 1999, as Chairman of the Board of Watson Wyatt beginning in 1999 and as a director of Watson Wyatt beginning in 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer of Watson Wyatt, he was the Global Director of the Benefits Group at Watson Wyatt. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley’s qualifications to serve as Chairman of the Board of Directors of Towers Watson include the leadership and management experience he gained during more than thirty years of service as an employee, manager, officer, Chief Executive Officer and director of Watson Wyatt, as well as his service on the boards of other public companies and his substantive expertise in employee benefits and actuarial consulting.

John J. Gabarro (age 72) has served as a director of Towers Watson since January 1, 2010. Previously, Dr. Gabarro served as a director of Watson Wyatt from 1999 to 2009, and was previously a director of Watson Wyatt & Company from 1995 to 1998. Dr. Gabarro has been on the faculty at the Harvard Business School since 1972, where he is the UPS Foundation Professor of Human Resource Management, Emeritus, having also served as Baker Foundation Professor. He has taught in Harvard’s M.B.A., Executive and Doctoral Programs. He has served as faculty chair of Harvard’s International Senior Management Program and twice as head of its Organizational Behavior unit, and most recently, as faculty chair of Harvard’s Advanced Management Program. Dr. Gabarro completed his M.B.A., doctorate and post doctoral work at Harvard before joining its faculty.

Mr. Gabarro’s qualifications to serve as a director of Towers Watson include his distinguished subject matter expertise in the fields of human capital and professional services, his extensive experience advising professional service firms and his prior service on the board of directors of Watson Wyatt and its predecessors.

Victor F. Ganzi (age 64) has served as a director of Towers Watson since January 1, 2010. He is presently a consultant and corporate director. Mr. Ganzi was the President and Chief Executive Officer of The Hearst Corporation, a private diversified communications company, from 2002 to 2008. He served as Hearst’s Executive Vice President from 1997 to 2002 and as its Chief Operating Officer from 1998 to 2002. Prior to joining Hearst in 1990, Mr. Ganzi was the managing partner at the international law firm of Rogers & Wells (now part of Clifford Chance). Mr. Ganzi graduated summa cum laude from Fordham University with a B.S. in Accounting, received a J.D. degree from Harvard Law School and holds an L.L.M. in Taxation from New York University. Mr. Ganzi currently serves as the lead director of Gentiva Health Services, Inc. and previously served as a director of Wyeth and Hearst-Argyle Television, Inc.

Mr. Ganzi’s qualifications to serve as a director of Towers Watson include his experience as a general counsel, chief financial officer and chief executive officer of a large diversified media company, as well as his expertise gained during a long career in both law and finance and his service on several boards of directors.

Brendan R. O’Neill (age 62) has served as a director of Towers Watson since January 1, 2010. He previously served as a director of Watson Wyatt from July 2006 to 2009. Dr. O’Neill was Chief Executive Officer and Director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. From 2003 until 2006, Dr. O’Neill was an independent director for a range of companies. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC, Aegis Group PLC, and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is also a director of Tyco International Ltd., Informa Group PLC and Endurance Specialty Holdings Ltd.

Dr. O’Neill’s qualifications to serve as a director of Towers Watson include his experience as the chief executive officer of an international business, his extensive accounting and finance experience and his prior service as an independent director of a number of companies, including Watson Wyatt.

Linda D. Rabbitt (age 62) has served as a director of Towers Watson since January 1, 2010. She previously served as a director of Watson Wyatt from 2002 to 2009 and is the founder and Chief Executive Officer of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt previously served as a director of Brookfield Properties, a commercial real estate company, and currently is a Class C director of the Federal Reserve Bank of Richmond. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., as a director of Leadership Washington, and is Chairman of the Federal City Council and is a trustee of George Washington University. Ms. Rabbitt holds a B.A. from the University of Michigan, Ann Arbor and an M.A. from George Washington University.

Ms. Rabbitt’s qualifications to serve as a director of Towers Watson include her experience as a founder and chief executive officer of a prominent construction business, her prior experience with a global auditing/consulting firm and her service as a director of several other entities, including her prior service as a director of Watson Wyatt.

Gilbert T. Ray (age 67) has served as a director of Towers Watson since January 1, 2010. Formerly, Mr. Ray served as a director of Watson Wyatt from 2000 to 2009. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of: two variable annuity funds managed by SunAmerica Asset management; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and Dinequity,

Inc., a restaurant management and franchise company. Mr. Ray is also a trustee of The John Randolph Haynes and Dora Haynes Foundation. He holds a B.A. in Business from Ashland University, an M.B.A. from the University of Toledo and a J.D. from Howard Law School.

Mr. Ray’s qualifications to serve as a director of Towers Watson include his expertise in corporate law and international finance, his long service as a partner of a major international law firm and his service on several other boards of directors, including his prior service as chair of the compensation committee of Watson Wyatt (and currently as chair of that committee for the Company), and as chair of the Nominating and Governance Committee of Advance Auto Parts.

Paul Thomas (age 55) has served as a director of Towers Watson since January 1, 2010. He has been a senior executive with the Rank Group NA since January 2011.  He was previously the Chief Executive Officer of Reynolds Packaging Group from February 2008 through January 2011, when Alcoa sold the Reynolds Packaging Group business to the Rank Group. Mr. Thomas joined Alcoa in 1978 and, prior to the sale of its packaging businesses, most recently served as Executive Vice President for Alcoa and Group President for its Packaging and Consumer businesses. Mr. Thomas holds a B.S. in Material Sciences and Metallurgical Engineering from Lehigh University and an Executive M.B.A. from the University of Tennessee.

Mr. Thomas’s qualifications to serve as a director of Towers Watson include the leadership and management experience he gained serving in a number of executive positions, including chief executive officer.

Wilhelm Zeller (age 67) has served as a director of Towers Watson since January 1, 2010. He is presently a consultant and corporate director.  Formerly, he served as the chief executive officer of Hannover Re Group from 1996 until his retirement in June 2009. Prior to joining Hannover Re, Mr. Zeller was a member of the Executive Board of Cologne Re and then a member of the Executive Council of General Re Corporation, Cologne Re’s new principal shareholder. Currently, Mr. Zeller serves as a member of various advisory and supervisory boards in Germany as well as on the board of directors of Axis Capital Holdings Ltd. Mr. Zeller has received numerous awards and recognitions from worldwide trade periodicals including Reinsurance Personality of the Year and the Lifetime Achievement Award. He holds a B.A. in Business Administration from the University of Applied Sciences in Cologne, Germany.

Mr. Zeller’s qualifications to serve as a director of Towers Watson include his familiarity with the international insurance and reinsurance industry, his experience serving as the chief executive officer of a reinsurance company and his service as a member of a number of boards.

PROPOSAL NO. 2: RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2012.  We are asking stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance.

In the event stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reevaluate the selection and any factors raised in connection with the vote.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent registered auditor. Deloitte is the Company’s independent registered public accounting firm and audited the Company’s financial statements for fiscal year 2011.

As part of its oversight responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent registered public accounting firm.   The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent registered public accounting firm.

Under the policy, the Committee must give prior approval for any amount or specific type of service within four categories: (i) audit, (ii) audit-related, (iii) tax services or, to the extent permitted by law, and (iv) other services that the independent registered public accounting firm provides. Prior to the annual engagement, the Audit Committee may grant pre-approval for specific independent registered public accounting firm services within these four categories at maximum pre-approved fee levels. If circumstances arise that would require the Company to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, then the engagement for such services would require separate pre-approval by the Audit Committee. The Chair of the Audit Committee is authorized to approve a request for pre-approval provided the additional service is presented to the Audit Committee for approval at its next scheduled meeting.

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the year ended June 30, 2011.

Fee Category	2011 Deloitte & Touche LLP
Audit Fees (1)	$4,228,209
Audit-Related Fees (2)	688,000
Tax Fees	0
Subtotal	4,916,209
All Other Fees	0
Total Fees	$$4,916,209

(1)

Audit Fees – consists of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements, review and audit of internal controls to ascertain compliance with the Sarbanes-Oxley Act, review of financial statements included in the Company’s quarterly and annual filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees – includes fees for benefit plan audits, assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte audited the Company’s financial statements for the year ended June 30, 2011.

The Board of Directors Recommends a Vote “For” Proposal No. 2 to Ratify the Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2012.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for (i) the preparation, presentation and integrity of the Company’s financial statements; (ii) accounting and financial reporting principles; (iii) internal controls; and (iv) procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and the effectiveness of our internal control of our financial reporting.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors, although the committee members are not engaged in the practice of accounting or auditing.

The Committee meets regularly with management and the Company’s independent registered public accounting firm to, among other activities, review the Company’s financial statements, financial press releases, and quarterly and annual SEC filings;  receive the independent registered public accounting firm’s report of its review of the Company’s quarterly financial statements and its audit of the Company’s annual financial statements; review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and review the Company’s internal controls and the activities of the Company’s internal auditor.

The Committee meets regularly in executive session, and also meets separately with the independent registered public accounting firm, the Company’s Chief Financial Officer, and the Company’s Director of Internal Audit.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2011, the Audit Committee:

1.

Reviewed and discussed the audited financial statements included in the Annual Report, including Management’s Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, and the reasonableness of significant judgments and subjective determinations;

2.

Discussed with the independent registered public accounting firm the scope for its audit and the results of the audit; and also reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, as well as the auditor’s report concerning its examination of the Company’s audited financial statements;

3.

Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61,  Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T; and

4.

Received from the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required by applicable requirements adopted by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 that was filed with the Securities and Exchange Commission on August 29, 2011.

SUBMITTED BY THE TOWERS WATSON & CO. AUDIT COMMITTEE

Victor F. Ganzi (Chair)
John J. Gabarro
Gilbert T. Ray

PROPOSAL NO. 3:  ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, in a nonbinding vote, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth herein.

The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years. This advisory vote on executive compensation is not binding on our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will carefully consider the result of the vote when assessing future executive compensation arrangements. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the Compensation Discussion and Analysis section, our executive compensation policies and programs are designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. Our pay-for-performance philosophy, including the manner in which it links executive compensation to performance and aligns the interests of our executive officers with those of our stockholders, is more fully described in the Compensation Discussion and Analysis section beginning on page 21.

WE BELIEVE THAT THE INFORMATION PROVIDED ABOVE AND WITHIN THE COMPENSATION DISCUSSION & ANALYSIS SECTION, AND THE COMPENSATION TABLES AND NARRATIVE DISCUSSION FOLLOWING THE COMPENSATION TABLES, OF THIS PROXY STATEMENT DEMONSTRATES THAT OUR EXECUTIVE COMPENSATION PROGRAM IS DESIGNED APPROPRIATELY, TAKES INTO ACCOUNT A VARIETY OF PERFORMANCE MEASURES AND IS EFFECTIVE IN ALIGNING THE INTERESTS OF OUR EXECUTIVE OFFICERS WITH THE INTERESTS OF OUR STOCKHOLDERS TO SUPPORT LONG-TERM VALUE CREATION.  ACCORDINGLY, WE ASK OUR STOCKHOLDERS TO VOTE “FOR” THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement for the Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosure.”

The Board of Directors Recommends a Vote “For” Proposal No. 3 to provide advisory approval of the compensation of the Company’s named executive officers.

PROPOSAL NO. 4:  ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables our stockholders, at least once every six years, to cast advisory (non-binding) votes to indicate their view on how frequently we should seek an advisory (non-binding) vote on the compensation of our named executive officers.  By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or if they prefer, they may abstain from casting a vote.

We have determined and believe that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and our stockholders and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. In determining to recommend an annual advisory vote, the Board of Directors concluded that, in light of the absence of past experience with say-on-pay votes at the Company, an annual vote will allow our stockholders the opportunity to provide timely, direct input regarding our overall compensation philosophy, policies and practices as disclosed in the proxy statement each year.

The Company recognizes that our stockholders may have different views as to the most appropriate frequency for conducting the advisory vote and we look forward to hearing from our stockholders as to their preferences on the frequency of the advisory vote.  Stockholders are not voting to approve or disapprove our Board of Director’s recommendation.  This vote is advisory and is not binding on the Company or our Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.  The Board of Directors may decide that it is in the best interests of our stockholders and the Company to conduct future advisory votes less frequently than annually.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company concerning the shares of Class A and Class B common stock beneficially owned, as of September 19, 2011, by (i) each Director or nominee; (ii) the executive officers named in the Summary Compensation Table herein under “Compensation of Executive Officers;” and (iii) all executive officers and Directors as a group.  Except as otherwise indicated in the footnotes to the table below, the Company believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

	Number of Outstanding Shares Beneficially Owned on September 19, 2011
Name of Beneficial Owner	Number and Class		Percent of Class (a)
	Class A	Class B	Class A	Class B
Directors
John J. Haley (1)	208,456.00	0.00	*	*
Mark V. Mactas (2)	26,366.00	229,098.15	*	1.4%
John J. Gabarro (3)	20,838.38	0.00	*	*
Victor F. Ganzi (4)	4,656.38	0.00	*	*
Mark Maselli (5)	42,839.57	12,276.62	*	*
Brendan R. O’Neill	7,188.48	0.00	*	*
Linda D. Rabbitt (6)	22,025.90	0.00	*	*
Gilbert T. Ray	17,460.74	0.00	*	*
Paul Thomas	4,199.83	0.00	*	*
Wilhelm Zeller	2,786.58	0.00	*	*

Named Executive Officers (except Directors)
James K. Foreman (7)	93,517.18	0.00	*	*
Roger Millay (8)	31,290.00	0.00	*	*
Gene H. Wickes (9)	89,998.00	0.00	*	*
All Towers Watson Directors and executive officers as a group (17 persons)	673,420.04	587,076.92	1.2%	3.5%

(a)

Beneficial ownership of 1 percent or less of a class of common stock is indicated with an asterisk (*).

(1)

Includes (i) 55,530 currently exercisable stock options with an exercise price of $42.47 and (ii) 51,403 currently exercisable stock options with an exercise price of $45.88.

(2)

All of these shares are held indirectly in a family trust.

(3)

Includes 456.55 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.  Also includes 51 shares of Class A Common Stock held indirectly in the Marilyn Gabarro Revocable Trust.

(4)

Includes 456.55 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(5)

Includes 19,815.69 shares of Restricted Class A Common Stock, one-half of which will vest on each of January 1, 2012 and January 1, 2013, and 1,959 shares of Restricted Class A Common Stock, one-third of which will vest on each of June 30, 2012, 2013 and 2014.

(6)

Includes 456.55 restricted stock units that will vest within 60 days and be payable in that number of shares of Class A Common Stock.

(7)

Includes 74,120 shares of Restricted Class A Common Stock, one half of which will vest on each of January 1, 2012 and January 1, 2013.

(8)

Includes (i) 13,042 currently exercisable stock options with an exercise price of $42.47 and (ii) 12,073 currently exercisable stock options with an exercise price of $45.88.

(9)

Includes (i) 10,908 currently exercisable stock options with an exercise price of $42.47 and (ii) 10,097 currently exercisable stock options with an exercise price of $45.88.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information known to the Company concerning the shares of Class A common stock beneficially owned by entities that have reported beneficial ownership of greater than five percent, as of September 19, 2011.

	Number of Outstanding Shares Beneficially Owned
Name of Beneficial Owner	Number of Class A Shares (1)	Percent of Class
Artisan Partners Holdings LP (2)	4,946,887	9.5%
FMR LLC (3)	4,369,941	8.38%
Stephen F. Mandel, Jr. and affiliates (4)	3,485,387	6.4%

(1)

Pursuant to current regulations of the SEC, securities must be listed as beneficially owned by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities.  In addition, a person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership within 60 days, whether upon exercise of a stock option or warrant, conversion of a convertible security or otherwise.  The information contained in this table has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnotes below.

(2)

Based solely on an amendment to a Schedule 13G filed with the SEC on February 11, 2011 by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. The stockholders reported that they have shared dispositive power over all 4,946,887 shares of Class A Common Stock and shared voting power with respect to 4,816,787 shares of Class A Common Stock. The principal business address of the stockholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)

Based solely on a Schedule 13G filed with the SEC on February 14, 2011.  The Schedule 13G reported that FMR LLC has sole voting power over 745,204 shares and sole dispositive power over 4,369,941 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 3,624,737 shares, or 6.951% of the outstanding shares of the Company’s common stock, as a result of acting as investment adviser to various registered investment companies.  The principal business address of the stockholders is 82 Devonshire Street, Boston, MA 02109.

(4)

Based solely on an amendment to a Schedule 13G filed with the SEC on February 14, 2011.  According to that filing, Stephen F. Mandel, Jr. reported that he had shared voting and dispositive power over 3,485,387 shares of the Company’s common stock in his position as managing member of the three affiliated entities described below.  Lone Pine Associates LLC beneficially owns 226,615 shares of common stock as the general partner of Lone Spruce, L.P., Lone Balsam, L.P. and Lone Sequoia, L.P., which beneficially own 45,072 shares, 98,910 shares and 82,633 shares of common stock, respectively. Each of those entities reports shared power to dispose, vote or direct the voting of the number of shares of common stock set forth above. Lone Pine Members LLC beneficially owns 1,259,880 shares of common stock as the general partner of Lone Cascade, L.P. and Lone Sierra, L.P., which beneficially own 1,201,419 shares and 58,461 shares of common stock, respectively. Each of those entities reports shared power to dispose, vote or direct the voting of the number of shares of common stock set forth above.  Lone Pine Capital LLC beneficially owns 1,998,892 shares of common stock, and has shared power to dispose, vote or direct the voting these shares of common stock.  The principal business address of the stockholders is Two Greenwich Plaza, Greenwich, CT 06830.

Biographical Information For Other Executive Officers Of The Company

Walter W. Bardenwerper (age 60) has served as Vice President, General Counsel and Secretary of Towers Watson since January 1, 2010. He served as Vice President and General Counsel of Watson Wyatt since joining Watson Wyatt in 1987 and served as Secretary since 1992. Mr. Bardenwerper was a director of Watson Wyatt & Company from 1992 to 1997. Mr. Bardenwerper was previously an attorney with Cadwalader, Wickersham & Taft and Assistant General Counsel and Secretary of Satellite Business Systems. Presently, Mr. Bardenwerper is a director of the Professional Consultants Insurance Company and has served on the board of directors of the Association of Management Consulting Firms.  He has a B.A. with Honors in Economics and graduated Phi Beta Kappa from the University of Virginia, has a J.D. from the University of Virginia Law School and served as a law clerk to United States District Court Judge Albert W. Coffrin.

James K. Foreman (age 53) has served as Managing Director of the North, Central and South America regions of Towers Watson since April 1, 2011 and, immediately prior to that, was Managing Director of the North America region of Towers Watson since January 1, 2010. Prior to the Merger, Mr. Foreman served Managing Director of the Human Capital Group of Towers Perrin beginning June 2007, with overall responsibility for the global lines of business and geographic operations of Towers Perrin’s Human Capital Group. Mr. Foreman joined Towers Perrin in 1985 and worked for almost 20 years at Towers Perrin in a number of leadership positions, including Managing Director of Towers Perrin’s Health & Welfare practice and member of Towers Perrin’s board of directors from 2003 to 2005, before joining Aetna Inc. in 2005 to become the executive vice president of their national businesses division. He rejoined Towers Perrin in June 2007. Mr. Foreman holds a B.A. in Business Economics from the University of California at Los Angeles.

Julie J. Gebauer (age 50) has served as Managing Director of Towers Watson’s Talent and Rewards business segment since January 1, 2010. Beginning 2002, she served as a Managing Director of Towers Perrin and led Towers Perrin’s global Workforce Effectiveness Practice and the global Towers Perrin-International Survey Research Corporation line of business. Ms. Gebauer was a member of Towers Perrin’s board of directors from 2003 through 2006. She joined Towers Perrin in 1986 as a consultant and held several leadership positions at Towers Perrin, serving as the Managing Principal for the New York office from 1999 to 2001 and the U.S. East Region Leader for the Human Capital Group from 2002 to 2006. Ms. Gebauer is a fellow of the Society of Actuaries and is an Enrolled Actuary in the Joint Board for Enrolled Actuaries. Ms. Gebauer graduated Phi Beta Kappa from the University of Nebraska-Lincoln with a B.S. in Mathematics and English.

Patricia L. Guinn (age 56) has served as Managing Director of the Risk and Financial Services business segment of Towers Watson since January 1, 2010. Previously, she served as Managing Director of the Risk and Financial Services business segment of Towers Perrin beginning in 2001. She was a member of Towers Perrin’s board of directors from 2001 through 2004 and from 2007 until the consummation of the Merger. She joined Towers Perrin in 1976 and has held a number of leadership positions at the firm. She is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a member of the Conference of Consulting Actuaries.  Ms. Guinn graduated with honors from Hendrix College with a B.A. degree in Mathematics.

Mark V. Mactas (age 59) has served as the President and Chief Operating Officer and as a director of Towers Watson since January 1, 2010. Mr. Mactas became Towers Perrin’s Chief Executive Officer and Chairman of the Board of Directors in 2001, and became Towers Perrin’s President in 2000. He joined Towers Perrin’s New York office as an international consultant in 1980 and also spent seven years in Towers Perrin’s San Francisco office and five years in Towers Perrin’s Chicago office. Mr. Mactas previously managed Towers Perrin’s global Health & Welfare practice and has served as a member of Towers Perrin’s management committee. Mr. Mactas is a fellow of the Society of Actuaries and the Conference of Consulting Actuaries and is a member of the American Academy of Actuaries and the International Actuarial Association. In addition, he has served as president of the Conference of Consulting Actuaries and has served on the board of directors of the American Academy of Actuaries. He previously served on the board of directors and executive committee of the Association of Management Consulting Firms. He currently serves on the Executive Committee and the Board of Trustees of Save the Children. Mr. Mactas holds a B.A. degree in Mathematics and Economics from Lehigh University.

Mr. Mactas has announced his retirement from Towers Watson, effective October 3, 2011.  Effective at Mr. Mactas’ retirement on October 3, 2011, John Haley will become Towers Watson’s President.

Roger F. Millay (age 54) has served as Vice President and Chief Financial Officer of Towers Watson since January 1, 2010, and he previously held the same position at Watson Wyatt from August 2008 until the consummation of the Merger. Prior to joining Watson Wyatt, Mr. Millay was with Discovery Communications LLC, a global cable TV programmer and digital media provider, where he served as Senior Executive Vice President and Chief Financial Officer beginning in 2006. At Discovery, he was responsible for the global financial functions, including accounting, treasury, budgeting, audit and tax. From 1999 to 2006, Mr. Millay was Senior Vice President and Chief Financial Officer with Airgas, Inc., an industrial gases and supplies distributor and producer. Mr. Millay has over 25 years of experience in financial officer positions, including roles at Arthur Young & Company, Citigroup, and GE Capital. He holds a B.A. degree from the University of Virginia and an M.S. in Accounting from Georgetown University’s Graduate School of Business, and he is a Certified Public Accountant.

Paul G. Morris (age 47) has served as Managing Director for Towers Watson in Europe, the Middle East and Africa since September 1, 2011.  Previously, he served as Director, Consulting Services for Towers Watson since January 1, 2010.  Mr. Morris served as a Managing Consultant of Watson Wyatt from 2005 until the consummation of the Merger.  He joined The Wyatt Company in 1988.  Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Morris served as a Senior Consultant of Watson Wyatt Partners from 1995 through 1999 and became a partner in 1999.  Mr. Morris is a Fellow of the Society of Actuaries, a Member of the Institute of Actuaries, and has a B.A. in Applied Mathematics from Harvard College and an M.Sc. in Applied Mathematics from Harvard Graduate School of Arts and Sciences.

Gene H. Wickes (age 59) has served as the Managing Director of the Benefits business segment of Towers Watson since January 1, 2010. Previously, he served as the Global Director of the Benefits Practice of Watson Wyatt beginning in 2005 and as a member of Watson Wyatt’s board of directors from 2002 to 2007. Mr. Wickes was Watson Wyatt’s Global Retirement Practice Director in 2004 and the U.S. West Division’s Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. Prior to joining Watson Wyatt, he spent 18 years with Towers Perrin, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics, all from Brigham Young University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, among others, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s securities.  Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  As a matter of practice, the Company assists the

Company’s executive officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and Directors, the Company believes that all of its executive officers and Directors filed required reports on a timely basis under Section 16(a) during fiscal year 2011, except that due to an inadvertent Company oversight, the Company filed a late report on Form 4 for one transaction on behalf of each of Mark Maselli and Julie Gebauer regarding the sale of shares of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Related Person Transactions Policy (the “Policy”) is designed to avoid entering into transactions with Directors, executive officers, immediate family members and certain other persons with specified relationships to the Company (a “Related Person”) except where clearly in the interest of the Company and appropriately reviewed and approved. This Policy is set forth in writing and administered by the Audit Committee and applies to any transaction or relationship or series of similar transactions, arrangements or relationships with a Related Person (a “Related Person Transaction”). Under the Policy, Related Persons must inform the Chief Financial Officer of any proposed Related Person Transaction, and the Chief Financial Officer must seek approval of the Audit Committee for any proposed transaction with a Related Person of which he is informed or becomes aware.

The Audit Committee will review the material facts of any Related Person Transaction and approve such transaction prior to committing the Company to such transaction. If advance approval is inadvertently not obtained, then the Audit Committee must ratify the Related Person Transaction or take other appropriate action. In making its determination, the Audit Committee will consider all relevant factors, including (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) benefit to the Company, and (v) the aggregate value of the Related Person Transaction.

Related Person Transactions

Mark Mactas, who served as the Chief Executive Officer and President of Towers Perrin prior to the Merger, is currently the President and Chief Operating Officer of Towers Watson. Mark Mactas’ brother, Edward Mactas, is currently employed as an Account Director with Towers Watson. Edward Mactas served as the Managing Consultant for Watson Wyatt’s Atlanta office from April 2005 (when he joined Watson Wyatt) through the closing of the Merger. Edward Mactas’ annual compensation exceeds $120,000.  Mark Mactas announced his retirement from Towers Watson, effective October 3, 2011.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Beginning on page 36 of this proxy statement, we present a series of tables containing specific information about the compensation earned or paid for the fiscal year beginning July 1, 2010 through June 30, 2011 (our 2011 fiscal year) to the following individuals, whom we refer to as our named executives:

•

John J. Haley, Chief Executive Officer and Chairman of the Board

•

Roger F. Millay, Vice President and Chief Financial Officer

•

Mark V. Mactas, President, Chief Operating Officer and Deputy Chairman of the Board

•

James K. Foreman, Managing Director, Americas

•

Gene H. Wickes, Managing Director, Benefits

This Compensation Discussion and Analysis provides you with an overview and analysis of (i) our compensation programs for our executive officers; (ii) the material compensation decisions made with respect to the compensation of our named executives by the Compensation Committee (the “Committee”) of the Board of Directors under those programs, including material factors considered by the Committee; and (iii) the processes utilized by the Committee in making those decisions.

Executive Summary

The Company’s executive compensation philosophy and the elements of our executive compensation program with regard to the fiscal year are summarized below:

•

The main objectives of the Company’s executive compensation program are attracting, motivating and retaining the best executives and aligning their interests with our strategy of maximizing stockholder value.  These objectives are implemented through:

o

base salary,

o

fiscal year-end bonuses that take into account financial, business unit and individual performance,

o

long-term incentive opportunities implemented through grants of performance-vested restricted stock units, and

o

defined benefit pension plans that encourage sustained service to the Company by providing for the future retirement security of our associates.

•

Total cash compensation for our named executives, consisting of base salary and fiscal year-end bonus, is generally aligned with the market median of our peer group.  However, total direct compensation, consisting of base salary, fiscal year-end bonus and long-term incentives, is below the market 50th percentile for most of our named executives, primarily reflecting somewhat lower target long-term incentive opportunities for our named executives.  However, all of our named executives currently participate in legacy company defined benefit pension plans, and Towers Watson is one of only a few companies in our peer group with such plans.  Taking into account both the change in pension value as well as actual total direct compensation for the fiscal year generally increases the total compensation of our named executives to at or above median.

o

This pay mix reflects the Company’s view that, due to the need to focus on the strategic integration of the Company, for the foreseeable future, the compensation of our named executives should be more heavily weighted towards annual cash compensation than long-term incentives as compared with our peer group.

o

Over time, the Committee will continue to evaluate both the level and mix of compensation to ensure that it continues to meet the best interests of the Company and its stockholders, with the expectation that cash compensation will not increase significantly while long-term incentive opportunities will gradually be increased.

o

The Committee will continue to consider all relevant competitive factors in determining compensation for our named executives.

•

For long-term incentive opportunities granted in FY11, the Committee has designated an adjusted measure of earnings before interest, taxes, depreciation and amortization (EBITDA), expressed as a percentage of revenues (adjusted EBITDA margin), and revenue growth as the primary quantitative metrics used to determine long-term incentive compensation to be earned during the applicable three-year performance period designated by the Committee for measuring long-term performance.  The Company is incurring significant transaction and integration costs as a result of the Merger, as well as significant non-cash charges from stock-based compensation arising from the Merger and the amortization of merger accounting intangible assets. The adjustments to EBITDA remove these costs in determining adjusted EBITDA margin, which provides a clearer indication of the Company’s results of operations and provides a baseline for the evaluation of future operating results.

•

Fiscal year 2011 represented our first full fiscal year as a combined Company.  Despite a challenging global economic environment, the Company achieved revenue growth of two percent from the prior fiscal year on a constant currency basis, while maintaining strong profit margins.  EBITDA was $464 million and adjusted EBITDA was $616 million, resulting in an adjusted EBITDA margin of 18.9 percent of revenues.

Context of Our Executive Compensation Programs for Our Named Executives

Fiscal year 2011 represented the first full fiscal year of the combined Company following the merger of Towers Perrin and Watson Wyatt on January 1, 2010 (the “Merger”).  Prior to the Merger, the two companies had different fiscal years and thus different compensation cycles.  For the first six-month period following the merger (January 1, 2010 to June 30, 2010), the Committee determined that compensation should be treated as transitional, in large part maintaining Watson Wyatt compensation programs for its prior executives and maintaining Towers Perrin compensation programs for its prior executives.  The Committee determined that it was important to first focus on integrating the management, operations and business plans of the two companies before implementing an integrated and comprehensive executive compensation structure.

At Watson Wyatt, executives’ total direct compensation traditionally consisted primarily of base salary, supplemental performance-based awards in the form of annual fiscal year-end bonuses, and long-term incentive opportunities that were settled in stock pursuant to its Performance Share Bonus Incentive Program.  The only component not available to all associates was the long-term incentive opportunity.

At Towers Perrin, executives’ total direct compensation likewise consisted of base salary and supplemental performance-based awards in the form of annual fiscal year-end bonuses.  However, due to its status as a privately held company, Towers Perrin did not offer long-term equity awards to its executives.  Rather, Towers Perrin maintained an additional bonus program for those employees known as “Principals,” who generally were owners of Towers Perrin shares.  The Principal bonus program was a means by which Principals shared in Towers Perrin’s profits each year.  The amount of the Principal bonus was based, in part, on the amount of the annual fiscal year-end bonus earned by each individual participant.

In fiscal year 2011, the Company’s focus was on harmonizing the pay programs of the legacy companies.  The Committee oversaw the development by the Company of a new global career level structure for assigning associates to levels commensurate with individual roles, expertise and accountabilities.  The career level structure provides a globally consistent approach to career progression and establishes reference points for pay, promotion and associate development.  All associates, including the named executives, were then “mapped” to the new career level structure, after which a “pay remix” process was undertaken to ensure that pay and bonus opportunities are aligned with associates’ new levels, and with our total rewards philosophy.  In setting individual compensation levels for executives other than the CEO, the Committee solicited the input and recommendations of our CEO, John J. Haley, and, with respect to those executive officers who report to the President, the input and recommendations of our President and COO, Mark V. Mactas.

Based on the foregoing considerations, the Committee made the following executive compensation decisions for fiscal year 2011:

•

In harmonizing the legacy pay programs to a common target bonus structure, the Committee determined that the total target cash of our named executives should not be reduced (exclusive of the Principal bonus, which was eliminated).  For Messrs. Mactas and Foreman, our new global career level structure resulted in a reduction of their target bonus percentage from the percentage in place at Towers Perrin.  To offset the reduction, those executives received an increase in base salary to ensure that their total target cash (exclusive of the Principal’s bonus) remained unchanged.  The new global career level structure resulted in an increase in the respective target bonus percentages for Messrs. Haley, Millay and Wickes.

•

The Committee awarded annual bonuses that generally were at or above target levels for each named executive, based on discretionary assessments of relevant business unit performance, individual contributions to business performance, and overall financial results.

•

The Committee approved grants of performance-vested restricted stock units (“PVRSUs”) to certain executive officers of the Company, including the Company’s named executives, for the fiscal year 2011 to fiscal year 2013 performance period. Between zero and 204 percent of the target number of PVRSUs will vest based on the extent to which specified performance metrics based on adjusted EBITDA margin and revenue growth during the performance period are achieved over a three-year performance period (July 1, 2010 to June 30, 2013), subject to the named executive’s continued employment with the Company through the end of the performance period.

•

The Committee established new global stock ownership guidelines applicable to associates at the highest levels of the Company, including all of the named executives.  The new guidelines supersede those that previously existed for legacy Watson Wyatt associates.

These compensation programs and determinations are discussed in greater detail below.

Our Executive Compensation Programs and Decisions

Base Salary

In order to provide a fixed level of compensation for the performance of an executive’s regular duties, the Company pays all of its named executives a fixed annual base salary, which the Committee reviews and approves at the beginning of each fiscal year and which becomes effective on October 1 of each year.  Base salary decisions reflect what comparable positions are paid in the marketplace as well as subjective considerations including the individual’s experience and past performance.  Base salaries are not targeted to be any particular percentage of total compensation.  Mr. Haley makes salary recommendations to the Committee for the named executives other than himself.

Based upon the pay remix process discussed above, Mr. Haley recommended salary increases for the other named executives that ranged from zero percent to 12.5 percent, effective October 1, 2010.  For Messrs. Mactas and Foreman, these adjustments reflected lower target bonus opportunities under the newly integrated career level compensation structure.  Mr. Haley discussed each recommendation with the Committee and, thereafter, the Committee approved the recommended salaries.

For fiscal year 2011, Mr. Haley’s annual base salary was $915,000 through September 30, 2010.  Effective October 1, 2010, Mr. Haley’s annual base salary was adjusted to $951,600, or four percent over his previous year’s base salary.  In determining Mr. Haley’s base salary increase, the principal factors that the Compensation Committee considered were the Company’s overall financial results in a difficult economic environment, recognition of the increased complexity of the CEO role following the Merger, and salary levels of CEOs in the Company’s peer group.

Fiscal Year-End Bonuses

The Company’s named executives participate in an annual fiscal year-end bonus program, which the Company provides in order to supplement base salary and reward achievement of individual, business segment/function and/or overall Company results for the most recently completed fiscal year.  The bonus program is operated under the stockholder-approved Watson Wyatt Incentive Compensation Plan, which was assumed by the Company in the Merger.  Pursuant to this program, for the 2011 fiscal year, the Committee established each named executive’s bonus target as a percentage of base salary in accordance with the level to which the named executive had been assigned under the new global career level structure, as shown in the table below.  These levels were designed to result in market median total cash compensation while also taking into account internal pay equity considerations across the integrated operations.

Name	Target Bonus as a Percentage of Base Salary
John Haley	125%
Roger Millay	80%
Mark Mactas	100%
James Foreman	80%
Gene Wickes	80%

The amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined.  Following the end of the fiscal year, Mr. Haley’s fiscal year-end bonus was approved by the Board of Directors based on the recommendations of the Committee. The Committee recommended, and the Board of Directors approved, a bonus of $1,405,000, equal to 118 percent of Mr. Haley’s target bonus.

The principal factors taken into account by the Committee in determining Mr. Haley’s bonus were his performance against a variety of objective and subjective performance criteria established by the Committee for the 2011 fiscal year.  The primary financial goal established by the Committee was to exceed an adjusted EBITDA margin target of 17.0 percent.  Adjusted EBITDA margin includes a normalized income tax rate and excludes transaction and integration costs resulting from the Merger, non-cash stock-based compensation arising from the Merger and amortization of Merger accounting intangible assets.  The Committee determined that adjusted EBITDA margin was the most appropriate objective financial goal for measuring Mr. Haley’s performance during the 2011 fiscal year because the Company’s board and management use adjusted measures of income to evaluate management’s overall performance as well as to separately evaluate management’s performance with respect to transaction and integration activities.  Actual EBITDA margin for the fiscal year ended June 30, 2011 was 14.2 percent and, following the adjustment for the items described above, adjusted EBITDA margin for the fiscal year ended June 30, 2011 as reported by the Company was 18.9 percent.  The Committee also evaluated Mr. Haley’s performance against a number of other established goals, including progress in achieving synergy cost savings in connection with the Merger and progress in establishing and communicating a new quality assurance program for the combined Company.

In determining bonus payments for the fiscal year ended June 30, 2011 for the named executives other than Mr. Haley, the Committee asked for recommendations from Mr. Haley and Mr. Mactas for each of their direct reports.  In making their recommendations for the named executives, Mr. Haley and Mr. Mactas reviewed the performance of each of the named executives who reports to them against the executive’s individual goals for the fiscal year.  For our named executives, these goals consist primarily of objectives addressing financial performance and effective management, evaluated through the following four weighted performance factors:

•

business practice, region or corporate function (representing a qualitative assessment of financial and individual performance in leading their respective practice, region or corporate function) – 50 percent;

•

Towers Watson performance (representing a subjective judgment of their contribution to the Company as a whole during the fiscal year) – 25 percent;

•

Personal goals (representing individual goals that were developed for each named executive) – 15 percent; and

•

Executive Committee (EC) contributions (representing their contribution as a member of the Company’s EC) – 10 percent.

In making their recommendations, Mr. Haley and Mr. Mactas evaluated the performance of each of the other named executives by scoring their performance in the four weighted performance domains.  Mr. Haley and Mr. Mactas also considered each named executive’s responsibilities and accomplishments during the fiscal year, the extent to which the named executive has contributed to the Company’s success during the fiscal year, bonus pool levels for the Company as a whole, peer group competitive data and relative pay levels of other Towers Watson associates.

Mr. Haley and Mr. Mactas assigned a rating to each of the other named executives for each performance category, which was then applied against the weighting for the particular category and totaled for each of the named executives to arrive at an overall performance rating for the fiscal year utilizing a five-point scale.

A named executive’s actual bonus is determined based on this rating and the named executive’s applicable bonus funding percentage.  The bonus funding percentage is the percentage of the Company-wide bonus pool that was subjectively allocated to each applicable practice, region or corporate function as a result of its performance during the fiscal year.  While this process reflects a methodical approach to evaluating the job performance of our named executives, achievement of these goals is evaluated subjectively, and the amount of fiscal year-end bonuses awarded as a percentage of target is discretionarily determined.

In addition to the sustained profitability of the Company during the fiscal year relative to its peers despite both a difficult economic environment and the challenges inherent in successfully merging two companies, the bonus recommendations provided to the Committee by Mr. Haley and Mr. Mactas took into account the qualitative assessment described below of each named executive’s performance during the fiscal year.

During the fiscal year, Mr. Millay consolidated financial reporting, audit, and financing operations.  He also led the Company’s efforts to maintain stable shareholder value by overseeing efforts to absorb the substantial number of shares owned by legacy Towers Perrin principals as holding requirements were met.  In addition, Mr. Millay is responsible for the implementation of global integrated support systems, country-by-country legal entity consolidation planning and execution, and the restructuring of key corporate functions (collectively, the “Future State” project).

Mr. Mactas worked with Segment and Region leaders to assure that Towers Watson services, intellectual capital, and resource requirements were consolidated throughout the world, enabling us to deliver highly integrated services to our clients efficiently.  Under his direction, Segment leaders sought new growth opportunities, completing three strategic acquisitions to extend the Risk and Financial Services, Talent and Rewards and Benefits businesses. Finally, Mr. Mactas assured that consulting operations achieved synergy targets and remained lean during the first half of the fiscal year during economic uncertainty, maintaining solid margins while setting the stage for growth.

Mr. Foreman was an active contributor to the Company’s strategic thinking concerning the integration of the two legacy companies and was steadily involved in working with integration teams to identify, manage and resolve issues and concerns resulting from the integration process.  Although revenue growth for the Americas was generally flat in FY11, revenue actually grew over the latter half of the fiscal year in comparison to the prior year and profits for FY11 increased by 14%.  Mr. Foreman also effectively led our client development group in the Americas while maintaining an excellent degree of client retention.

Mr. Wickes led our Benefits Segment to strong results across virtually all lines of business within the Segment.  Although revenue growth for the Benefits Segment was relatively modest at around one percent, revenue grew higher over the third and fourth quarters of the fiscal year, and net operating income increased significantly from the prior fiscal year.  Mr. Wickes played a key role in the acquisition of Aliquant, a privately held, full service health and welfare benefits administration outsourcing firm, and was actively engaged in developing new business opportunities.

Mr. Haley reviewed the performance of Messrs. Mactas and Millay (both of whom report directly to him) and Mr. Mactas reviewed the performance of Messrs. Foreman and Wickes (both of whom report directly to him).  Based on their strong performance, Mr. Haley and Mr. Mactas recommended annual bonuses ranging from 117.7 percent to 118.5 percent of target for the named executives who report to them, as set forth below.

Name	Bonus as a Percentage of Target
Millay	118.2%
Mactas	118.3%
Foreman	117.7%
Wickes	118.5%

Mr. Haley and Mr. Mactas discussed each recommendation with the Committee.  The Committee has final authority to determine the actual bonus amounts (though not above the maximum incentive award established by the Committee, described under “Tax and Accounting Treatments of Elements of Compensation” below) and determined to approve all of the recommended payouts without adjustment.

Long-Term Incentive Compensation: PVRSUs

In September 2010, the Committee finalized the design of a long-term, equity-based compensation program for executive officers, consisting of PVRSUs granted pursuant to the Company’s shareholder-approved 2009 Long Term Incentive Plan.  The PVRSUs are designed to provide the Company an opportunity to offer long-term incentives and to provide key executives with a long-term stake in the success of the Company.  Under the PVRSU award agreements, participants become vested in a number of PVRSUs based on the achievement of specified levels of financial performance during the performance period set forth in the award agreement, provided that the participant remains in continuous service with the Company through the end of the performance period.  The Committee has the authority to determine the number of PVRSUs that become vested and payable pursuant to the PVRSU Awards.  Any PVRSUs that become vested shall thereafter be payable in shares of Class A Common Stock of the Company.  Dividend equivalents will accrue on the PVRSUs and vest to the same extent and at the same time as the underlying shares.

The Committee approved grants of PVRSUs (the “PVRSU Awards”) to the Company’s named executives for the fiscal year 2011 to fiscal year 2013 performance period.  Individual grant amounts were set at 200 percent of salary for the Chairman and Chief Executive Officer, 150 percent of salary for the President and Chief Operating Officer and 80 percent of salary for the other named executives.  The following table shows the target number of PVRSUs awarded to each of the named executive officers:

Name	Target Number of PVRSUs
John J. Haley	42,059
Roger F. Millay	9,723
Mark V. Mactas	27,182
James K. Foreman	10,607
Gene H. Wickes	10,165

Between zero and 204 percent of the target number of PVRSUs will vest based on the extent to which specified performance metrics are achieved over the three-year performance period running from July 1, 2010 to June 30, 2013, subject to the named executive’s continued employment with the Company through the end of the performance period.  The Committee established adjusted EBITDA margin for the six-month period ending June 30, 2013 and revenue growth during the performance period (based on fiscal year 2013 revenue versus fiscal year 2010 revenue) as the performance metrics for the PVRSU Awards.  These measures were selected as appropriate performance measures because, in the first full fiscal year as an integrated Company operating within a difficult global economic environment, the focus was on maintaining profitability while also seeking modest gains in revenue.  The Committee has the authority to exercise negative discretion in determining the number of PVRSUs that become vested and payable pursuant to the PVRSU Awards.  See note 1 to the table on Grants of Plan-Based Awards in Fiscal Year 2011 on page 36 for more information on the formula to be used to determine the amount payable based on results for the fiscal year 2011 through 2013 performance period.

Named executive officers generally will forfeit unvested PVRSUs upon a termination of employment prior to the end of the performance period.  On September 22, 2011, the Committee approved an amendment to the form of PVRSU award agreement.  The amendment to the PVRSU award agreement (including all currently outstanding award agreements) provides that in all jurisdictions in which a benefit can lawfully be conditioned on age and/or years of service, the awards will continue to vest following a "qualifying retirement", subject to (i) continued adjustment pursuant to the performance conditions with respect to the PRVSUs and (ii) compliance with certain non-competition obligations.  For associates who participate in a company-sponsored pension plan, a "qualifying retirement" is defined as a retirement under the pension plan in which the associate participates as long as the Committee does not exercise discretion to determine that a basis exists for termination for cause (as defined in the plan).  For associates who do not participate in a company-sponsored pension plan or who participate in a plan that does not include a definition of retirement, a "qualifying retirement" will be separately defined by the Committee based upon the recommendations of management.  The decision to provide for continued vesting following retirement, subject to ultimate achievement of the applicable performance metrics over the remaining performance period, is consistent with the approach that had been taken by the Watson Wyatt compensation committee with respect to performance-vested awards in the context of executives who had announced their retirement prior to completion of the relevant performance period.  Due to Mr. Mactas’ pending announced retirement from the Company on October 3, 2011, which would have led to forfeiture of his PVRSUs, the amendment effectively resulted in a modified new award of PVRSUs to Mr. Mactas.

Upon a change in control of the Company, the number of PVRSUs that may vest will be determined based on the 100 percent target level, but vesting will remain subject to the named executive officer’s continued employment through the end of the performance period; provided, however, that if a named executive officer’s service is terminated without cause upon or within 12 months following the change in control, the PVRSUs immediately will become vested.

In addition to the PVRSU Awards described above, on December 10, 2010, the Committee granted Mr. Foreman an additional discretionary award of 28,500 restricted shares of Class A Common Stock of the Company under the Company’s shareholder-approved 2009 Long Term Incentive Plan.  The Committee determined to grant the restricted stock award to Mr. Foreman primarily for retention and motivational purposes.  The Committee also considered the overall number of restricted shares of Class A Common Stock of the Company that Mr. Foreman was granted on January 1, 2010 in exchange for an outstanding award of Towers Perrin restricted stock units, which was smaller than awards granted to other long-tenured legacy Towers Perrin executives.  However, the Committee granted the restricted stock award after taking into account all of the factors listed above, and not pursuant to any contractual obligation to compensate Mr. Foreman for the reduced value of his earlier grant.

 Retirement and Savings Plans

Each of the named executives participates in a defined benefit plan sponsored by each of the respective legacy organizations that is available to associates in the United States.  The Company’s sponsorship of such plans is consistent with its belief that defined benefit plans continue to represent a crucial and viable means for it to provide for the future retirement security of our associates and to encourage sustained service to the Company.  More details regarding the defined benefit plans are included in the discussion following the Pension Benefits table on page 40.  Each of our named executives is also eligible to participate in a 401(k) plan that is available to associates in the United States.

In August 2010, the Committee and each legacy company approved a new stable value pension design for qualified and non-qualified pension plans maintained for U.S. associates, including the named executives.  This new design will reduce the Company’s future pension expense and liability for retirement benefits.  Effective December 31, 2011, benefit accruals will be frozen under the qualified and nonqualified defined benefit plan terms that had been maintained by Towers Perrin and Watson Wyatt for U.S. associates, and benefits will accrue under the stable value pension design for service rendered on or after January 1, 2012.  In connection with these changes, Watson Wyatt also froze contributions under the Watson Wyatt Deferred Savings Plan, a non-qualified supplemental savings plan, effective immediately following the date that contributions are made with respect to the 2011 plan year.

Under the stable value plan design, the qualified and supplemental non-qualified plans will provide each eligible participant with a lump sum benefit equal to 15 percent of each covered year's pay up to the Social Security wage base, and 20 percent of each covered year's pay in excess of the wage base (including under the supplemental non-qualified benefit, pay in excess of limits for qualified plan benefits under the Code), with pay for these purposes consisting of salary, bonuses and, for non-executives, any overtime wages.  The lump sum will be reduced for commencement prior to age 62. Participants in the qualified pension plan may, in most instances, choose to receive the value of their lump sum benefit as an annuity at the time of retirement.  Participants in the non-qualified plans will have their benefit paid out in a lump sum six months after they separate from service.  Benefits will not be capped based on years of service.  Mr. Haley, who had previously reached the maximum service accrual under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Benefit Plan of Watson Wyatt & Company, will be eligible to begin accruing benefits under the new stable value pension design for his service after December 31, 2011.

Employee Welfare Benefit Plans

Our named executives are eligible for medical, life insurance and other welfare benefits available to other associates, depending upon the organization they were employed by prior to the Merger and, after January 1, 2011, through participation in common harmonized plans.  There are no special medical plans or other welfare plans for our named executives, except that the named executives from Watson Wyatt are covered by an excess personal liability policy that the Company provides only to certain of its senior executives from Watson Wyatt.

Severance Benefits

The Company has not entered into employment agreements with its named executives, but in the Merger the Company assumed arrangements that were in place at Towers Perrin, as discussed below.  Until June 30, 2011, the Company maintained severance pay guidelines for U.S.-based legacy Watson Wyatt associates, which would include the named executives from Watson Wyatt.  The guidelines provided for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, up to a maximum of 24 weeks’ pay, or an amount equal to one week’s pay for each full year of service, whichever is greater, payable in a lump sum upon termination.  These guidelines were enhanced on an interim basis from the effective date of the Merger through June 30, 2011.  The enhanced guidelines applied only to those associates whose employment was terminated as a result of the Merger.  The enhanced guidelines provided for severance pay in an amount equal to two weeks pay for each full year of the named executive’s service, plus four weeks, up to a maximum of 44 weeks’ pay, payable in a lump sum upon termination.  No named executive terminated employment during the period when these enhanced severance benefits were in effect.

Effective July 1, 2011, Towers Watson adopted a severance pay plan for U.S.-based associates, which would include any named executives  who are not otherwise subject to individually negotiated severance agreements.  The plan provides for severance pay in an amount equal to three weeks’ base pay for each full year of the named executive’s service, plus twelve weeks, up to a maximum of 44 weeks’ pay payable in a lump sum upon termination.

The Company assumed transaction-based compensation agreements that Towers Perrin entered into effective December 31, 2008 with certain of its executives, including Messrs. Mactas and Foreman.  These agreements provide for severance benefits in the event of a termination of employment under certain circumstances within two years after a Change in Control (as defined in the agreement).  As a Change in Control resulted from the Merger effective January 1, 2010, the agreements expire as of January 1, 2012.  These agreements were provided as an incentive to these executives to exert their maximum efforts for, and remain in the employ of, Towers Perrin leading up to, and during the transition period following, a change in control. The Merger constituted a change in control for purposes of the transaction-based compensation agreements.

As described in greater detail under “Post Termination Payments and Benefits” on page 46, the terms of the transaction-based compensation agreements provide that, in the case of termination by the Company other than for cause, or by the executive officer for good reason, within two years after a Change in Control (or within one year prior to the change in control if the executive demonstrates the termination or event was in contemplation of the change in control), the Company will pay the executive officer a lump-sum cash payment equal to the sum of the following, in addition to any previously accrued but unpaid payments and benefits:

(1)   a prorated bonus for the calendar year in which the termination occurs, calculated using: the average of the executive’s Annual Bonus (generally defined to include the bonuses received under the individual and principal bonus programs) in respect of the three (or fewer) completed calendar years (annualized with respect to any such calendar year for which the executive officer has been employed for only a portion of such year) immediately prior to the calendar year in which the change in control occurred; and

(2)   an amount equal to two times the executive officer’s Annual Compensation which is defined as the sum of

(a)   the executive’s base salary (as in effect prior to the termination or, if greater, immediately preceding the change in control), and

(b)   the executive’s target individual bonus (or, if greater, the average of the executive’s individual bonus in respect of the three (or fewer) calendar years immediately prior to the calendar year in which the change in control occurs).

Payments under the transaction-based compensation agreements are reduced to the extent necessary to avoid application of the “golden parachute” excise tax and deduction limitations of the Code.  The transaction-based compensation agreements do not provide for any payments upon the executive’s death or disability.

Tax and Accounting Treatments of Elements of Compensation

Section 162(m) of the Code disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year, excluding compensation that is considered to be “performance based.”  Under the Incentive Compensation Plan, which was approved by the stockholders of Watson Wyatt and assumed by Towers Watson in connection with the Merger, annual fiscal year-end bonuses paid to senior executives may qualify as “performance-based compensation” that is not counted toward the $1 million limitation on deductibility of compensation ..

At the beginning of fiscal year 2011, the Committee established the maximum annual bonus award as 2.5 percent of net income for the fiscal year in the case of the CEO and any other participant who is a member of the Board, and 1.5 percent of net income for each other named executive.  For fiscal year 2011, the Committee certified the amount of net income as defined under the plan for the performance period and each participant’s maximum award under the plan, and determined each participant’s actual award as described above, exercising discretion so that the bonuses actually paid were well below the maximum incentive awards permissible under the performance goals.

As a result, the 2011 fiscal year-end bonuses paid to the named executives under the Incentive Compensation Plan will not be counted toward the $1 million limitation on deductibility of compensation ..  Likewise, because they were granted under a stockholder-approved plan and other requirements were satisfied, the PVRSUs awarded to the named executives are not subject to the $1 million limitation on deductibility of compensation.

Compensation Decision Process and Methodology

Role of Compensation Consultants

The Committee is responsible for evaluating the compensation levels for each of the named executives of the Company and for administering the Company’s cash- and equity-based plans.  Following the Merger, the Committee, shortly after it had been formed, had retained Radford, an affiliate of Aon Corporation, Inc., as its compensation consultant to support the Committee in meeting those responsibilities.

During fiscal year 2011, the Committee decided to undertake a search for a new compensation consultant, a decision that was motivated, in part, by the acquisition by Aon Corporation, Inc. of Hewitt Associates, Inc., one of the Company’s direct competitors.  The Committee undertook a comprehensive search for a new consultant and, in March of 2011, engaged Compensation Advisory Partners, LLC (“CAP”) as its new independent consultant. Radford and CAP each worked directly under the guidance of the Committee, in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities.  In such role, the Committee’s consultant serves as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the Company’s evolving compensation program structure in supporting the Company’s current and future business strategy and human resource objectives.  The Committee has the sole authority to retain and terminate the services of its consultant.

Radford supported the Committee by:

•

Reviewing and providing input on the Company’s considerations for its future incentive program designs, including the Company’s aggregate usage of equity;

•

Assisting with transition issues related to the integration of Watson Wyatt and Towers Perrin compensation programs following the Merger; and

•

Participating in the majority of the Committee’s meetings and conference calls (there were four such meetings or calls during the period from July of 2011 through November of 2011) and, when requested by the Committee chair, in the Committee’s executive sessions.

In addition, Radford advised the Committee with respect to its fiscal 2011 compensation decisions by reviewing the Company’s competitive market data with respect to the CEO’s and senior executives’ compensation and conducting a competitive review and analysis of the Company’s current executive compensation program in comparison to competitive market survey data and executive pay at peer group companies, as described below.

CAP supported the Committee by:

•

Conducting a competitive review and analysis of the Company’s current executive compensation program in comparison to competitive market survey data and executive pay at a revised peer group of companies, for reference in determining the appropriate levels for future long-term incentive awards;

•

Performing a comprehensive risk assessment of the Company’s compensation plans, practices and policies for the purpose of ensuring that the Company’s compensation programs are sufficiently balanced and do not create incentives for excessive risk taking;

•

Providing information on executive compensation trends, as requested; and

•

Participating in all of the Committee’s meetings and conference calls (there were two such meetings or calls during the period from March of 2011 through June 30, 2011) and, when requested by the Committee chair, in the Committee’s executive sessions.

Also, for the fiscal year ended June 30, 2011, the Company’s Human Resources department utilized internal Company executive compensation consultants to provide various services pertaining to executive compensation. These services included assisting in developing a preliminary design of the Company’s compensation and incentive programs for the Committee’s consideration, recommending financial and other targets to be achieved under those programs, recommending changes to existing Watson Wyatt and Towers Perrin legacy plans and programs applicable to our named executives and other senior executives, and preparing analyses of financial data, peer group comparisons and other briefing materials for management’s review.  Neither the Company’s Human Resources department nor its internal consultants had any direct role in the Committee’s deliberations or decisions.

Use of Peer Company Data

In making its determinations, the Committee relied on publicly available information for a select group of peer group companies, commissioned survey data and its own knowledge of the market for key executives.  The peer group was selected by the Committee based on the recommendations of Radford and input from management on the comparability of the business operations of potential peer group companies.  Information regarding the peer group companies was utilized to inform decisions regarding the assessment of competitive pay levels and mix, annual performance/merit driven compensation and future program design, but not to “benchmark” or target a specific relative level of compensation.

The peer group companies include those few public companies with human resources consulting lines of business.  Because many of the Company’s direct competitors are privately owned (e.g., the Hay Group) or are subsidiaries of larger public companies (e.g., Mercer Human Resource Consulting, Aon Hewitt and Buck Consultants), the number of direct competitors for which public information is available for peer group comparison is limited.  Therefore, additional peer group companies in other industries were selected using the following criteria: (a) reasonably comparable size (based on revenue and market capitalization); (b) positive EBITDA; (c) high human capital/low financial capital business model; and (d) global reach.

For conducting a competitive assessment of the compensation levels of each of its named executives for fiscal year 2011, the Committee approved a peer group of eighteen companies, as follows:

•

AllianceBernstein Holdings L.P.

•

Aon Corp.*

•

Arthur J. Gallagher & Co.

•

CACI International Inc.

•

Cognizant Technologies Solutions

•

FTI Consulting, Inc.

•

Gartner, Inc.

•

Hewitt Associates, Inc.*

•

Huron Consulting Group

•

IHS Inc.

•

ManTech International Corporation

•

Marsh & McLennan Companies*

•

Navigant Consulting, Inc.

•

Paychex, Inc.

•

Robert Half International Inc.

•

SAIC, Inc.

•

SRA International, Inc.

•

Unisys

*   The full peer group is used while examining pay levels, while these direct competitors receive greater focus for pay practice information (i.e., the specific mix including base, bonus, long term incentives, etc.).  Hewitt Associates, Inc. has since been acquired by Aon Corp.

In comparison to the peer group of companies, Towers Watson was at the 65th percentile in terms of number of employees, the 76th percentile in terms of revenues, and the 47th percentile in terms of market capitalization.  The competitive assessment performed by Radford indicated that overall, the Towers Watson executives’ target total direct compensation (target total cash plus actual 2011 equity grant value) is positioned below the 50th percentile for most executives, including the CEO.  However, all of our named executives currently participate in legacy company defined benefit pension plans, and Towers Watson is one of only a few companies in our peer group with such plans.  Taking into account both the change in pension value as well as actual total direct compensation for the fiscal year generally increases the total compensation of our named executives to at or above median.  Towers Watson’s pay mix is generally weighted more towards cash compensation and less towards equity compensation in comparison to our peer group companies.

Stock Ownership Guidelines

During fiscal year 2011, the Company adopted new global stock ownership guidelines which superseded the guidelines that had been in place for legacy Watson Wyatt associates.  The new stock ownership guidelines are intended to align associates’ financial interest with the interests of other stockholders and the Company.

The stock ownership guidelines are expressed as a multiple of base salary.  Mr. Haley’s ownership requirement is five times his base salary, Mr. Mactas’ ownership requirement is three times his base salary, and the ownership requirement for our remaining named executives is two times their respective base salaries.  The aforementioned guidelines are prorated over the first six years of employment with Towers Watson as measured beginning July 1, 2010.  Each of our named executives had satisfied his guideline as of June 30, 2011, and owned substantially more stock than required by the guidelines.

COMPENSATION COMMITTEE REPORT

Our Committee is composed of four independent Directors, each of whom meets the independence requirements of the NYSE and NASDAQ listing standards and the rules and regulations of the SEC.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on the Company’s website (www.towerswatson.com) in the Investor Relations section.

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the CEO, CFO and COO.  Based upon our review and such discussion, we recommended to the Board that the CD&A be included in this disclosure document.

THE COMPENSATION COMMITTEE:

Gilbert T. Ray (Chair)

Linda D. Rabbitt

Paul Thomas

Wilhelm Zeller

Compensation of Executive Officers

General Overview

The tables and narratives set forth below provide specified information concerning the compensation of our named executive officers.  The Summary Compensation Table below reports compensation paid or accrued by Towers Watson with respect to services rendered to Towers Watson for the fiscal year ended June 30, 2011.

Summary Compensation Table

Name and Principal Position	Fiscal Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Change in Pension Value and Non-Equity Nonqualified Deferred Compensation Earnings ($)(5)	All other Compensation ($)(6)	Total ($)
John J. Haley	2011	$942,450	$1,405,000	$1,903,170	$0	$1,951,861	$86,148	6,288,629
President, Chief Executive Officer, Chairman of the Board and Director	2010	457,500	571,875	0	614,995	1,460,279	117,494	3,222,143
	2010	457,500	640,500	0	566,965	0	0	1,664,965
	2009	905,000	1,281,000	1,372,500	0	511,176	87,393	4,157,069

Roger F. Millay(7)	2011	550,000	520,000	439,966	0	225,486	31,720	1,767,172
Vice President and Chief Financial Officer	2010	275,000	198,000	0	144,444	122,900	33,123	773,467
	2010	275,000	200,000	0	133,160	71,619	1,800	681,579
	2009	481,250	558,000	322,266	0	120,607	6,900	1,489,023

Mark V. Mactas	2011	811,875	970,000	1,229,986	0	996,655	70,188	4,078,704
President, Chief Operating Officer, Deputy Chairman of the Board and Director	2010	350,000	503,125	0	0	1,134,734	12,700	2,000,559
	2009	700,000	2,513,281	0	0	1,075,745	127,584	4,416,610

James K. Foreman	2011	598,613	565,000	1,990,467	0	205,221	50,303	3,409,604
Managing Director, Americas	2010	267,500	285,000	5,283,274	0	157,690	12,700	6,006,164
	2009	535,000	1,678,250	0	0	382,197	84,796	2,680,243

Gene H. Wickes	2011	575,000	545,000	459,966	0	620,993	94,729	2,295,688
Managing Director, Benefits	2010	287,500	220,000	0	120,802	538,630	86,204	1,253,136
	2010	287,500	225,000	0	111,371	328,109	0	951,980
	2009	568,750	699,000	269,531	0	1,065	75,449	1,613,795

(1)

With respect to Messrs. Haley, Millay and Wickes, who served at Watson Wyatt prior to the Merger, the table reflects compensation paid or accrued with respect to services rendered to Watson Wyatt for the first six months of its 2010 fiscal year from July 1, 2009 to December 31, 2009, the day before the effective date of the Merger, and for the six months following the Merger for the fiscal year ended June 30, 2010.  With respect to Messrs. Mactas and Foreman, who previously served at Towers Perrin, 2010 compensation reflects the six months from the effective date of the Merger, January 1, 2010 to June 30, 2010, and compensation paid or accrued with respect to services rendered to Towers Perrin for the fiscal year ended December 31, 2009.

(2)

Salary adjustments become effective on October 1 of each fiscal year.  Effective October 1, 2010, Mr. Haley’s base salary increased from $915,000 to $951,600, Mr. Millay’s base salary remained unchanged at $550,000, Mr. Mactas’ salary increased from $700,000 to $820,000, Mr. Foreman’s base salary increased from $535,000 to $600,000, and Mr. Wickes’ base salary remained unchanged at $575,000.  For Messrs. Haley, Mactas and Foreman, the salary amounts shown in the Summary Compensation Table for fiscal year 2011 reflect three months of salary at the rate in effect prior to October 1, 2010 and nine months of salary at the new rate effective October 1, 2010.

(3)

Reflects the value of fiscal year-end bonuses earned during fiscal year 2011 and which were paid in September 2011.  The fiscal year-end bonus program is a discretionary bonus program, which is designed to reward achievement of individual, business segment/function and/or overall results for Towers Watson during the fiscal year.  For fiscal year 2011, Mr. Haley’s target bonus was 125 percent of his base salary, Mr. Millay’s target bonus was 80 percent of his base salary, Mr. Mactas’ target bonus was 100 percent of his base salary, Mr. Foreman’s target bonus was 80 percent of his base salary and Mr. Wickes’ target bonus was 80 percent of his base salary, in each case at the rate in effect at the end of the fiscal year.  The amount of the bonus awarded as a percentage of target was discretionarily determined at fiscal year-end by Towers Watson’s Compensation Committee based on the achievement of individual, business segment/function and/or overall results for Towers Watson during the fiscal year.

(4)

For 2011, represents the aggregate grant date fair value under applicable accounting standards of performance-vested restricted stock unit awards under the Company’s 2009 Long Term Incentive Plan.  The aggregate grant date fair value of the performance-vested restricted stock unit awards, assuming the maximum level of achievement of the performance metrics over the three-year performance period, is $3,882,467 for Mr. Haley, $897,531 for Mr. Millay, $2,509,171 for Mr. Mactas, $979,133 for Mr. Foreman and $938,331 for Mr. Wickes.

With respect to Mr. Foreman, the amount also includes the grant date fair value of $1,510,500 under applicable accounting standards of a restricted stock award granted on December 10, 2010.

(5)

Reflects any aggregate increase in actuarial present values during the fiscal year ended June 30, 2011 of Messrs. Haley’s, Millay’s and Wickes’ accumulated benefits under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Compensation Plan of Watson Wyatt & Company.  Any increase in actuarial present value was determined using assumptions that are the same as those used in Watson Wyatt’s financial statements for the fiscal year ended June 30, 2011, except that retirement is assumed to occur at the earliest unreduced retirement age for the named executives, and no pre-retirement terminations or deaths are assumed to occur.  In addition, the aggregate increase in actuarial present value for Mr. Wickes reflects the increase for the fiscal year ended June 30, 2011 in the value of his pension benefits under the Towers Perrin Retirement Plan for U.S. Employees and the Towers Perrin Retirement Income Restoration Plan for his service with Towers Perrin through 1996.

The earliest unreduced retirement age for Messrs. Haley, Millay and Wickes is age 62 based on the unreduced retirement age for benefits earned after June 30, 2008.

The increases in the actuarial present values for Messrs. Haley, Millay, and Wickes for fiscal year 2011 of $1,951,861, $225,486 and $620,993, respectively, can be attributed to several factors.  First, the increases are due to current salary levels raising the highest average compensation being used in the calculations for Messrs. Haley, Millay and Wickes.  Second, Messrs. Millay and Wickes accrued an additional year of service (Mr. Haley was subject to the 25-year service cap).  Third, because Messrs. Haley, Millay and Wickes are younger than the earliest unreduced retirement age, the actuarial present value increased because they are one year closer to the assumed retirement date and retirement benefits are thus assumed to be one year closer to payment.  Fourth, assumption changes made by Towers Watson for financial reporting purposes as of June 30, 2011 also increased the actuarial present values.  These changes included updates to the post-retirement mortality table for the Pension Plan and a decreased discount rate for the Excess Compensation Plan. These assumption changes increased the actuarial present value amounts by a range of 0 percent to 3 percent.  In addition, Mr. Wickes’ increase in pension benefit value reflects the increase in value of his benefits under the Towers Perrin Retirement Plan for U.S. Employees and the Towers Perrin Retirement Income Restoration Plan from June 30, 2010 to June 30, 2011, after accounting for the benefits paid to him from those plans, of $36,614.  The actuarial present value of his benefits under these plans as of June 30, 2010 was $471,550 and $170,850, respectively.

For fiscal year 2011, no above-market interest was accrued on the named executives’ balance in the Deferred Savings Plan for U.S. Employees of Watson Wyatt & Company (which we refer to as the “Watson Wyatt Deferred Savings Plan”).  Interest is considered above-market to the extent it exceeds 120 percent of the applicable federal long-term rate.  Nonqualified deferred compensation earnings and account balances under the Watson Wyatt Deferred Savings Plan are disclosed in the Nonqualified Deferred Compensation table of this proxy statement.

The amounts shown also reflect the aggregate increase in actuarial present values during the fiscal year ended June 30, 2011 of Messrs. Mactas’ and Foreman’s accumulated benefits under the Towers Perrin Retirement Plan for U.S. Employees (which we refer to as the “Towers Perrin Retirement Plan”) and the Towers Perrin Retirement Income Restoration Plan (which we refer to as the “Towers Perrin Restoration Plan”).  For the fiscal year ended June 30, 2011, the increase is determined using assumptions that are the same as those used in Towers Watson’s financial statements for the fiscal year ended June 30, 2011, except that retirement is assumed to occur at age 60 (the earliest unreduced retirement age for the named executives), and no pre-retirement terminations or deaths are assumed to occur.  The specific relevant assumptions for the fiscal year ended June 30, 2011 include using a discount rate of 6.00 percent for the Towers Perrin Retirement Plan and post-retirement mortality based on the mortality assumption described in Section 430(h)(3)(A) of the Code for annuitants applicable in 2011.  In addition, for the Towers Perrin Restoration Plan benefits, which are paid in four approximately equal annual installments, a post-retirement interest rate of 3.00 percent, a discount rate of 5.75 percent and post-retirement mortality based on the UP-94 static mortality table (blended 90/10 for males and females) were used to calculate the value as of June 30, 2011.

The increases in the actuarial present values for the twelve months ended June 30, 2011 can be attributed to several factors.  First, the increases are attributable to increases in the participants’ accrued benefits for an additional year of service credited under the U.S. plans’ cash balance formula.  Second, the present values increased because the executives are one year closer to the assumed retirement date and retirement benefits are thus assumed to be one year closer to payment. Third, assumption changes used for financial reporting purposes as of June 30, 2011 had a very minor impact on the present value calculations for the executives.  The variations of the benefit values earned from year to year can primarily be attributed to changes in interest rates used for financial reporting purposes.

(6)

With respect to Messrs. Haley, Millay and Wickes, for the fiscal year ended June 30, 2011, all other compensation consists of (a) Company matching contributions made to a legacy Watson Wyatt qualified savings plan in the amount of $7,350 for Messrs. Haley, Millay and Wickes; (b) Company contributions made to a legacy Watson Wyatt nonqualified deferred compensation plan in the amount of $38,080 for Mr. Haley, $15,181 for Mr. Millay and $16,610 for Mr. Wickes; and (c) payment for the annual cash out of excess unused paid time off (all U.S.-based legacy Watson Wyatt associates are subject to the same paid time off limits) in the amount of $40,718 for Mr. Haley, $9,189 for Mr. Millay and $70,769 for Mr. Wickes.

With respect to Messrs. Mactas and Foreman, for the fiscal year ended June 30, 2011, all other compensation consists of (a) Towers Perrin matching contributions made to a qualified savings plan in the amount of $12,250 each; (b) Company contributions made to a legacy Towers Perrin nonqualified deferred compensation plan in the amount of $56,948 for Mr. Mactas and $37,063 for Mr. Foreman; and (c) premiums paid by Towers Perrin for group term life insurance in the amount of $990 each.

Towers Watson provides to its named executives no perquisites or other personal benefits having an aggregate incremental cost for any named executive in excess of $10,000, and as a result, the value of any such perquisites or other personal benefits is not included in this column.

(7)

Mr. Millay commenced employment with Watson Wyatt on August 18, 2008.

Grants of Plan-Based Awards in Fiscal 2011

The table below shows the equity awards that were made to each of the named executives during fiscal year 2011 under the Company’s 2009 Long Term Incentive Plan.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
John J. Haley	9/24/2010	16,823	42,059	85,800	0	$1,903,170
Roger F. Millay	9/24/2010	3,889	9,723	19,834	0	439,966
Mark V. Mactas	9/24/2010	10,872	27,182	55,451	0	1,229,986
James K. Foreman	9/24/2010	4,242	10,607	21,638	0	479,967
James K. Foreman	12/10/2010	0	0	0	28,500	1,510,500
Gene H. Wickes	9/24/2010	4,066	10,165	20,736	0	459,966

Amounts shown under the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent threshold, target and maximum number of PVRSU Awards to be earned (vested) under the Company’s 2009 Long Term Incentive Plan following the end of the three-year performance period beginning July 1, 2010 and ending June 30, 2013.  Amounts actually earned are payable in shares of Company stock.  Dividend equivalents are accrued during the performance period for outstanding awards but are only paid out to the extent such awards are earned.  See a discussion of the PVRSU Awards in the Compensation Discussion and Analysis beginning on page 27.

For the fiscal year 2011 PVRSU Awards, the Committee established adjusted EBITDA margin for the six-month period ending June 30, 2013 and revenue growth during the performance period (based on fiscal year 2013 revenue versus fiscal year 2010 revenue) as the performance metrics for the PVRSU Awards.   For the fiscal 2011 through 2013 performance period, t he number of PVRSUs that become vested and payable pursuant to the Award shall be determined as the product of multiplying items (a), (b) and (c) below, where:

(a)   is the number of PVRSUs subject to the Award;

(b)   is the contingent percentage (as set forth in Table A) that corresponds to the adjusted EBITDA Margin achieved for the six-month period ending June 30, 2013; and

(c)   is the revenue growth multiplier (as set forth in Table B) that corresponds to the percentage change in Company revenue achieved over the performance period.

Table A
Adjusted EBITDA Margin (for the six-month period ending June 30, 2013)	Contingent Percentage of Award Earned
≥ 19.00%	170%
≥ 18.50%	140%
≥ 18.00%	110%
≥ 17.75%	100%
≥17.50%	75%
≥ 17.00%	50%
< 17.00%	0%

Table B
Fiscal year 2013 Company Revenue as a percentage of fiscal year 2010 Company Revenue	Revenue Growth Multiplier
< 100.0%	0%
≥ 100.0% but < 102.0%	80% (-20%)
≥ 102.0% but < 104.0%	100%
≥ 104.0%	120% (+20%)

For example, at the end of the three-year performance period, if the adjusted EBITDA margin for the six-month period ending June 30, 2013 is 18.62% and revenue growth is 101.5%, Mr. Haley would vest in 47,106 PVRSUs (42,059 x 140% x 80%), in addition to the dividend equivalents credited to his PVRSU Award during the performance period that would vest on the same basis.

The amounts shown under the “All Other Stock Awards: Number of Shares of Stock” column represents an award of 28,500 restricted shares of Class A Common Stock of the Company (the “Award”) was made to Mr. Foreman on December 10, 2010.  The Award was granted pursuant to the Company’s shareholder-approved 2009 Long Term Incentive Plan.  The Award vests in equal annual installments over a three-year period with the first installment vesting on January 1, 2011, subject to Mr. Foreman remaining in continuous service with the Company through the applicable vesting date.  In the event that Mr. Foreman’s employment with the Company is terminated for reasons other than death, disability or termination by the Company without cause, all of the shares underlying the Award that have not yet vested will be forfeited.  Dividends will accrue on shares underlying the Award and will be paid in connection with, and only to the extent, that the underlying shares vest.

With respect to the PVRSUs, represents the grant date fair value of the equity award determined in accordance with applicable accounting standards based on the closing price of the Company’s Class A Common Stock on the date of grant of $45.25, and with respect to the restricted stock award granted to Mr. Foreman, the grant date fair value of the equity award determined in accordance with applicable accounting standards based on the closing price of the Company’s Class A Common Stock on the date of grant of $53.00.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2011 by each of the named executives.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(3)	Market Value of Shares of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)(6)

John J. Haley	51,403	$45.88	3/4/17
	55,530	42.47	9/9/16
						86,269	$5,668,736

Roger F. Millay	12,073	45.88	3/4/17
	13,042	42.47	9/9/16
						19,943	1,310,455

Mark V. Mactas	0	N/A	N/A
						55,755	3,663,661

James K. Foreman	0	N/A	N/A
				93,120	6,118,915
						21,756	1,429,587

Gene H. Wickes	10,097	45.88	3/4/17
	10,908	42.47	9/9/16
						20,850	1,370,054

(1)

All options reported are fully vested and represent the right to purchase Towers Watson Class A Common Stock at the stated exercise price.

(2)

All option exercise prices were set at the closing price on the date of grant of Watson Wyatt common stock (for those options issued prior to the Merger) or Towers Watson Class A Common Stock (for those options issued subsequent to the Merger).

(3)

Represents the unvested portion of the restricted stock awards made to Mr. Foreman on January 1, 2010 and December 10, 2010, respectively.  The remaining unvested portion of the awards will vest in equal annual installments over a two-year period with the next installment vesting on January 1, 2012, subject to Mr. Foreman remaining in continuous service with the Company through the applicable vesting date.  In the event that Mr. Foreman’s employment with the Company is terminated for reasons other than death, disability or termination by the Company without cause, all of the shares underlying the awards that have not yet vested will be forfeited.  Dividends will accrue on shares underlying the awards and will be paid around the time, and only to the extent, that the underlying shares vest.

(4)

Represents the market value of the unvested restricted shares based on the closing price of the Company’s Class A Common Stock on June 30, 2011 of $65.71.

(5)

Represents the number of PVRSUs granted under the Company’s 2009 Long Term Incentive Plan and credited with dividend equivalents, assuming projected earn-out of 204 percent following completion of the three-year performance period ending June 30, 2013.  Awards vest at between zero and 204 percent of the target number of PVRSUs based on the extent to which specified performance metrics are achieved over the three-year performance period running from July 1, 2010 to June 30, 2013, subject to the named executive’s continued employment with the Company through the end of the performance period.  See note 1 to the table on Grants of Plan-Based Awards in Fiscal Year 2011 on page 36 for more information on the formula to be used to determine the amount payable based on results for the fiscal year 2011 through 2013 performance period.

Named executive officers generally will forfeit unvested PVRSUs upon a termination of employment prior to the end of the performance period.  On September 22, 2011, the Committee approved an amendment to the form of PVRSU award agreement.  The amendment to the PVRSU award agreement (including all currently outstanding award agreements) provides that in all jurisdictions in which a benefit can lawfully be conditioned on age and/or years of service, the awards will continue to vest following a "qualifying retirement", subject to (i) satisfaction of performance conditions with respect to the PVRSUs and (ii) compliance with an existing Towers Watson non-compete agreement or acceptance of a new Towers Watson non-compete agreement if there is no existing non-compete agreement.  For associates who participate in a company-sponsored pension plan (including each of the named executives), a "qualifying retirement" is defined as a retirement under the pension plan in which the associate participates as long as the Committee does not exercise discretion to determine that a basis exists for termination for cause (as defined in the Plan).

Upon a change in control of the Company, the number of PVRSUs that may vest will be determined based on the 100 percent target level, but vesting will remain subject to the named executive officer’s continued employment through the end of the performance period; provided, however, that if a named executive officer’s service is terminated without cause upon or within 12 months following the change in control, the PVRSUs immediately will become vested.

The Committee has the authority to exercise negative discretion in determining the number of PVRSUs that become vested and payable pursuant to the PVRSU Awards.

(6)

Reflects the value as calculated based on the closing price of the Company’s stock on June 30, 2011 of $65.71 per share.

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2011

The following table sets forth information concerning stock awards that vested during fiscal year 2011 for each of the named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
John J. Haley	0	$0	0	$0
Roger F. Millay	0	0	0	0
Mark V. Mactas	0	0	0	0
James K. Foreman	0	0	46,560	2,423,913
Gene H. Wickes	0	0	0	0

(1)

With respect to the named executives, no option awards were exercised during the fiscal year ended June 30, 2011.

(2)

Represents the portion of the restricted stock awards made to Mr. Foreman on January 1, 2010 and December 10, 2010, respectively, that vested on January 1, 2011.  Mr. Foreman also received cash payment of $11,831 of accrued dividends on his restricted shares that vested on January 1, 2010.

(3)

Reflects the value as calculated based on the closing price of Towers Watson Class A common stock on December 31, 2010 of $52.06 per share.

Pension Benefits at 2011 Fiscal Year-End

With respect to Messrs. Haley, Millay and Wickes, the table below provides information as of June 30, 2011 regarding the number of years of credited service, the earliest unreduced retirement age and the present value of accumulated benefits payable at that retirement age with respect to the Watson Wyatt & Company Pension Plan for U.S. Employees (which we refer to as the “Watson Wyatt Pension Plan”), the Excess Benefit Plan of Watson Wyatt & Company (which we refer to as the “Watson Wyatt Excess Benefit Plan”) and the Watson Wyatt Excess Compensation Plan (the “Excess Compensation Plan”), all of which were continued following the Merger and will be frozen as of December 31, 2011.  None of Messrs. Haley, Millay or Wickes has an accrued benefit under the Excess Benefit Plan as of fiscal year-end, and the Excess Benefit Plan is not separately listed.

Messrs. Haley and Wickes received distributions of $19,618 and $6,741, respectively, from the Watson Wyatt Excess Compensation Plan during the fiscal year ended June 30, 2011 to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2010, as well as amounts distributed to cover the income tax thereon.  No payments were made from any of these plans to Mr. Millay during fiscal year 2011.

With respect to Messrs. Mactas and Foreman, the following table provides information as of June 30, 2011 regarding the number of years of credited service and the present value of accumulated benefits payable at normal retirement age with respect to the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan.  With respect to Mr. Wickes, the table provides information regarding the benefits currently being paid which were earned under the Towers Perrin Retirement Plan and Towers Perrin Restoration Plan.

		Pension Benefits
Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Twelve Months Ended June 30, 2011 ($)

John J. Haley	Watson Wyatt Pension Plan	34.17	$1,853,412	$0
	Watson Wyatt Excess Compensation Plan	34.17	13,585,271	19,618
	Total		15,438,683	19,618

Roger F. Millay	Watson Wyatt Pension Plan	2.83	95,236	0
	Watson Wyatt Excess Compensation Plan	2.83	445,376	0
	Total		540,612	0

Mark V. Mactas	Towers Perrin Retirement Plan	32	1,228,521	0
	Towers Perrin Restoration Plan	32	14,315,119	0
	Total		15,543,640	0

James K. Foreman	Towers Perrin Retirement Plan	25	549,667	0
	Towers Perrin Restoration Plan	25	1,757,870	0
	Total		2,307,537	0

Gene H. Wickes	Watson Wyatt Pension Plan	14.50	646,432	0
	Watson Wyatt Excess Compensation Plan	14.50	3,030,301	6,741
	Towers Perrin Retirement Plan	18	467,698	31,827
	Towers Perrin Restoration Plan	18	116,510	62,979
	Total		4,260,941	101,547

(1)

With respect to Messrs. Haley, Millay and Wickes (Watson Wyatt plans), the assumptions and methodology used in calculating the estimated present value shown in this column are the same as those used and disclosed in Note 10, “Retirement Benefits,” to our audited financial statements for the fiscal year ended June 30, 2011, on page 83 of the Company’s Annual Report on Form 10-K, except the named executives are assumed to retire at their earliest unreduced retirement age (age 62), and no pre-retirement terminations or deaths are assumed to occur.  Also, no additional compensation or service is assumed beyond the June 30, 2011 calculation date.  The specific relevant assumptions include a discount rate of 6.00 percent and 5.50 percent, respectively, for the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan, and post-retirement mortality based on the mortality table described in Section 430(h)(3)(A) of the Code for annuitants.  In addition, for the Watson Wyatt Excess Compensation Plan benefits which are payable as a lump sum, an interest rate of 3.00 percent and the 1983 Group Annuity Mortality table (blended 50/50 for males and females) were used in the calculations.

With respect to Messrs. Mactas, Foreman and Wickes (Towers Perrin plans), the assumptions and methodology used in calculating the estimated present value shown in this column are described in the narrative below.

Watson Wyatt U.S.-Based Pension Plans

Benefit accruals earned under these plans will cease on December 31, 2011.  Defined benefit plan accruals after December 31, 2011 will be earned under a stable value formula in the new Towers Watson U.S. Pension Plan.

The Watson Wyatt Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides a benefit to eligible associates of legacy Watson Wyatt.  In general, all U.S. salaried and hourly associates who were employed by Watson Wyatt prior to the Merger or who are hired into a Watson Wyatt office prior to January 1, 2011, with the exception of temporary associates, leased associates and contract associates, are eligible to participate.  Watson Wyatt Pension Plan benefits are based upon combined years of service with Watson Wyatt and Towers Watson and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus).  The credited service amounts shown in the table above for Messrs. Haley, Millay and Wickes represent actual combined years of service with Watson Wyatt and Towers Watson.  No additional years of credited service have been granted to Messrs. Haley, Millay and Wickes under the Watson Wyatt Pension Plan.

The standard form of benefit payment under the Watson Wyatt Pension Plan is a single life annuity benefit for participants who are not married and a 100 percent joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of up to 100 percent, a certain and continuous annuity benefit with five or more years of guaranteed payments, or a combination of these, subject to the plan provisions, the Watson Wyatt Retirement Committee approval and statutory limits. The payout option must be elected by the participant before benefit payments begin.

The monthly benefit at normal retirement (age 65) under the Watson Wyatt Pension Plan is equal to 1.7 percent times the participant’s average monthly compensation for the 60 consecutive months with the highest compensation plus 0.4 percent times the average monthly compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation (as defined in the plan), all times the number of completed years and months of continuous service up to 25 years.  Mr. Haley’s benefits are based on the maximum 25 years of credited service.  Benefits earned under this plan will be frozen as of December 31, 2011.

For terminations after June 30, 2003, the Watson Wyatt Pension Plan’s early retirement age is age 55 with five years of service (except as noted below for grandfathered associates).  For associates who are eligible for early retirement and who retire prior to age 62, gross benefits are reduced 8 percent per year between ages 58 and 62, and 6 percent per year between ages 55 and 58. For deferred vested associates who retire prior to age 65, gross benefits are actuarially reduced from age 65. As of June 30, 2011, Mr. Haley and Mr. Wickes are eligible for early retirement benefits.

Associates who were employed by Watson Wyatt on June 30, 2003 are grandfathered in prior pension plan provisions for five years, or until June 30, 2008.  During the five-year grandfathering period, eligible associates will continue to accrue benefits under the Watson Wyatt Pension Plan provisions in effect before July 1, 2003, except that the five-year certain and continuous annuity form of payment is not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay.  In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3 percent each year.

Benefits accrued under the grandfathered formulas were frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which will be frozen at the earlier of termination of employment or December 31, 2011. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit.  If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5 percent per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement under the Watson Wyatt Pension Plan. Messrs. Haley and Wickes currently qualify for the grandfathered Watson Wyatt Pension Plan provisions and are eligible for early retirement under those provisions.

The Watson Wyatt Excess Benefit and Watson Wyatt Excess Compensation Plans are designed to restore to eligible associates the reductions to their pension benefit imposed by Code limitations.  When the excess plan benefits are added to the benefit provided by the Watson Wyatt Pension Plan, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Watson Wyatt Pension Plan had the limitations not existed.  The form of benefit payment provided under the excess plans for retirement eligible individuals is a lump sum generally payable six months following the termination of employment for the named executive.  The portion of the vested benefit before January 1, 2005 is payable immediately at the end of the month following the retirement date.  For associates that are not retirement eligible, the benefit accrued prior to June 30, 2003 is paid as a lump sum with the accrued benefit earned after June 30, 2003 paid as a life annuity at age 65.  Messrs. Haley, Millay and Wickes currently have no accrued benefit under the Watson Wyatt Excess Benefit Plan as the benefit under the Watson Wyatt Pension Plan does not exceed the maximum benefit limitation under Code Section 415.

Towers Perrin Retirement Plan

The Towers Perrin Retirement Plan is a tax-qualified defined benefit pension plan, which provides retirement income to legacy Towers Perrin’s eligible U.S.-based employees.  In general, all U.S. associates who were employed by Towers Perrin prior to the Merger or who are hired into a legacy Towers Perrin office prior to January 1, 2011, with the exception of those associates paid on a bi-weekly basis, are eligible to participate.  The plan pays benefits to salaried employees under two formulas up to the limits on compensation and benefits under the Code.  Under the first formula, benefits are based upon final average plan compensation as of the earlier of the date of the participant’s termination of employment or December 31, 2007, for which plan compensation includes base pay and both the bonus paid under the individual bonus program and the bonus paid under the Principal bonus program for the year in which they are earned.  Under the second formula, benefits are determined using a cash balance methodology, for which plan compensation includes base pay, the bonus paid under the individual bonus program and other incentive bonuses when paid, but does not include the bonus paid under the Principal bonus program.  The normal retirement age under the plan is the later of (i) age 65 and (ii) the earlier of (a) three years of service under the plan or (b) the fifth anniversary of employment.

Active employees as of January 1, 2003 accrued benefits under both the final average earnings formula and the cash balance formula until December 31, 2007.  Upon termination of employment, the values of the benefits under both of these formulas are compared, with the participant receiving the greater of the two.  Employees hired (or rehired) on or after January 1, 2003 earn benefits solely under the cash balance formula.  Beginning January 1, 2008, benefits are earned only under the cash balance formula.  Messrs. Mactas and Foreman have earned benefits under both the final average earnings formula and the cash balance formula and are each eligible to retire with reduced benefits as described below.

Final Average Formula

Benefits earned under the final average earnings formula are equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) as of the earlier of termination of employment or December 31, 2007, multiplied by credited service as of December 31, 2007, subject to a maximum of 20 years. Under this formula, participants may retire as early as age 50 with 5 years of service and receive a reduced benefit. A participant may retire early with an unreduced benefit after the later of age 60 or 3 years of service. This is the participant’s unreduced early retirement date. Reduction factors are based upon either 5 percent per year or actuarial equivalent reductions based on the specified assumptions in Code Section 417(e)(3) from age 60, whichever produces the greater benefit.

Prior to October 1, 2008, the accrued benefit for participants terminating prior to eligibility for early retirement is equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of the unreduced early retirement date. Participants terminating after October 1, 2008 are not subject to such projection and proration.  Mr. Foreman terminated his employment prior to his early retirement eligibility and after January 1, 2003, and was subsequently rehired.  His benefit earned prior to his termination date is subject to the projection and proration described above.

Participants earning benefits under the final average earnings formula are also entitled to a Social Security supplemental benefit.  This benefit is equal to $9,600 per year multiplied by the ratio of the participant’s credited service at the earlier of date of termination or December 31, 2007 to the participant’s projected service at unreduced early retirement date.  This amount is payable from the later of the participant’s unreduced early retirement date or actual retirement date to the date the participant attains age 62.

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage equals 100 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of date of termination or December 31, 2007, both subject to a maximum of 20 years.

Mr. Wickes terminated employment with Towers Perrin in 1996 prior to attaining age 50.

Cash Balance Formula

Benefits earned under the cash balance formula are expressed in the form of a notional account balance.  Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month.  Pay credits are 5 percent of plan compensation up to the Social Security taxable wage base and 10 percent of pay over the Social Security taxable wage base, subject to the IRS statutory maximum on plan compensation.  Interest credits are based on 10-year Treasury bond yields.

An opening cash balance account was established for all active plan participants as of January 1, 2003.  This opening account balance was equal to the present value of the final average earnings accrued benefit and Social Security supplemental benefit payable at the participant’s unreduced early retirement date.  Since his rehire, Mr. Foreman has only earned benefits under the cash balance formula.

Participants with benefits under both the final average earnings formula and the cash balance formula may elect to receive their entire benefit as an annuity with the Social Security supplement or receive their cash balance formula benefit as a lump sum with the remaining benefit value distributed as an annuity.  Participants with benefits under just the cash balance formula may receive their entire benefit as a lump sum payment or as an actuarially equivalent annuity.

Towers Perrin Restoration Plan

The Towers Perrin Restoration Plan is an unfunded, nonqualified pension plan sponsored by Towers Perrin to attract and retain a highly motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted by law under the Towers Perrin Retirement Plan.  The benefits provided under the Towers Perrin Restoration Plan will be approximately equal to the difference between the benefits provided under the Towers Perrin Retirement Plan and benefits that would have been provided under such plan if not for the limitations applicable to qualified plans under the Code, except that:

•

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50.  The subsidized percentage on the total benefit equals 60 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of the date of termination or December 31, 2007, both subject to a maximum of 20 years.

•

For participants terminating prior to eligibility for early retirement with an unreduced benefit, the total accrued benefit is equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date

(maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or December 31, 2007 divided by projected credited service as of unreduced early retirement date.

Benefits earned under this plan are distributed in four approximately equal annual installments, beginning six months after separation from service.

With respect to the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan, the amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through June 30, 2011.  An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (age 60). Actual benefit present values upon an executive’s retirement will vary from these estimates depending upon many factors, including an executive’s actual retirement age. The assumptions used are as follows:

June 30, 2011
Discount rate – Towers Perrin Retirement Plan	6.00%
Discount rate – Towers Perrin Restoration Plan	5.75%
Cash balance interest crediting rate	4.00%
Towers Perrin Restoration Plan lump sum rate	3.00%
Retirement age	60
Postretirement mortality	RP2000
Towers Perrin Retirement Plan form of payment	Lump sum and residual annuity*

*For financial reporting purposes, the lump sum to annuity ratio for 2011 commencement is 80 percent.  For purposes of the values contained in this document, all participants were assumed to take a full lump sum of their cash balance account from the Towers Perrin Retirement Plan with the remaining benefit value payable as a residual annuity.

Towers Watson Stable Value Plans

In August 2010, the Committee and each legacy company approved a new stable value pension design for qualified and non-qualified pension plans maintained for U.S. associates, including the named executives.  This new design will reduce the Company’s future pension expense and liability for retirement benefits.  Effective December 31, 2011, benefit accruals will be frozen under the qualified and nonqualified defined benefit plan terms that had been maintained by Towers Perrin and Watson Wyatt for U.S. associates, and benefits will accrue under the stable value pension design for service rendered on or after January 1, 2012.

Under the stable value plan design, the qualified and supplemental non-qualified plans will provide each eligible participant with a lump sum benefit equal to 15 percent of each covered year's pay up to the Social Security wage base, and 20 percent of each covered year's pay in excess of the wage base (including under the supplemental non-qualified benefit, pay in excess of limits for qualified plan benefits under the Code), with pay for these purposes consisting of salary, bonus when paid and, for non-executives, any overtime.  The lump sum will be reduced for commencement prior to age 62. Participants in the qualified pension plan may, in most instances, choose to receive the value of their lump sum benefit as an annuity at the time of retirement.  Participants in the non-qualified plans will have their benefit paid out in a lump sum six months after they separate from service.  Benefits will not be capped based on years of service.  Mr. Haley, who had previously reached the maximum service accrual under the Watson Wyatt & Company Pension Plan for U.S. Employees and the Excess Benefit Plan of Watson Wyatt & Company, will be eligible to begin accruing benefits under the new stable value pension design for his service after December 31, 2011.

Nonqualified Deferred Compensation for the Fiscal Year Ended June 30, 2011

The following table provides information as of June 30, 2011 concerning the Watson Wyatt nonqualified deferred compensation plans assumed by Towers Watson in connection with the Merger, in which Messrs. Haley, Millay and Wickes are participants.  In connection with approval of the stable value pension plan amendments discussed above, Watson Wyatt also froze contributions under the Watson Wyatt Deferred Savings Plan, effective as immediately following the date that contributions were made with respect to the 2011 plan year.

Name	Nonqualified Deferred Compensation Plan(1)	Executive Contributions for the Fiscal Year Ended June 30, 2011 ($)	Registrant Contributions for the Fiscal Year Ended June 30, 2011 ($)(2)	Aggregate Earnings for the Fiscal Year Ended June 30, 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2011 ($)(4)

John J. Haley	Watson Wyatt Deferred Savings Plan	$0	$38,080	$15,147(3)	$0	$532,113
Roger F. Millay	Watson Wyatt Deferred Savings Plan	0	15,181	711(3)	0	43,465
Mark V. Mactas		---	---	---	---	---
James K. Foreman		---	---	---	---	---
Gene H. Wickes	Watson Wyatt Deferred Savings Plan	0	16,610	5,752(3)	0	204,685

(1)

With respect to Messrs. Haley, Millay and Wickes, the Watson Wyatt Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. employees whose company matching contributions to the Savings Plan are limited by the compensation and elective deferral limitations, or the nondiscrimination requirements, imposed by the Code. The Watson Wyatt Deferred Savings Plan does not allow for employee contributions.  Participants generally vest in their account after three years of service.  Mr. Haley and Mr. Wickes are fully vested in their account balances in the Watson Wyatt Deferred Savings Plan.  Mr. Millay became a participant in the Watson Wyatt Deferred Savings Plan in 2010.  Participants are eligible for payment of their vested account balance upon termination of employment or retirement.

(2)

Represents Watson Wyatt contributions accrued as of June 30, 2011 and credited to each participant’s account on September 15, 2011.  These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table for the fiscal year ended June 30, 2011.

(3)

Represents interest earned during the fiscal year ended June 30, 2011 on the account balance in the Watson Wyatt Deferred Savings Plan. Interest under the Watson Wyatt Deferred Savings Plan is calculated using the prime rate of interest as reported by Towers Watson’s primary bank, determined as of the first day of the calendar year.  None of the amounts shown in this column represent above-market interest as defined under SEC rules.

(4)

Other than the amounts shown as Registrant contributions for the fiscal year ended June 30, 2011, no portion of the amount shown has been reported in the Summary Compensation Table for the fiscal year ended June 30, 2011 or in prior fiscal years. Of the balances reported, $189,171 for Mr. Haley, $27,573 for Mr. Millay and $78,453 for Mr. Wickes is attributable to Watson Wyatt contributions reported in the Summary Compensation Table for prior fiscal years, and $13,302 for Mr. Haley and $4,777 for Mr. Wickes is attributable to above-market interest accruals reported in the Summary Compensation Table for prior fiscal years.

Post-Termination Payments and Benefits

Payments and Benefits Payable to Messrs. Haley, Millay and Wickes

Messrs. Haley, Millay and Wickes do not have employment agreements with Towers Watson.  In addition, Towers Watson has not entered into any change in control agreements with any of Mr. Haley, Mr. Millay or Mr. Wickes.

The account values payable to Messrs. Haley, Millay and Wickes through the Nonqualified Deferred Compensation Plans are shown in the Nonqualified Deferred Compensation For the Fiscal Year Ended June 30, 2011 table and would not change based on early retirement, death, disability or a change in control of Towers Watson.  The value of benefits payable to the named executives under the Watson Wyatt Pension Plan or the Watson Wyatt Excess Compensation Plan outlined above may increase (or decrease) in the event of the early retirement, death or disability of the named executive.  Benefits do not become payable under the Watson Wyatt Pension Plan or the Watson Wyatt Excess Compensation Plan as a result of a change in control of Towers Watson.  Using the assumptions employed in the Pension Benefits table on page 40 (the “PBT”) with the exception of using the actual Watson Wyatt Excess Compensation Plan lump sum interest rate as of June 30, 2011, the present value of the pension and disability benefit (as applicable) payable to Messrs. Haley, Millay and Wickes as of June 30, 2011 in the event of early retirement, death or disability is shown in the following table.

Total Present Value as of June 30, 2011 in case of:
Name	Plan	Early Retirement(1)	Increase / (Decrease) from PBT	Death(2)	Increase / (Decrease) from PBT	Disability(3)	Increase / (Decrease) from PBT
Haley	Pension Plan	$1,928,160	$74,748	$1,702,556	$(150,856)	$1,558,201	$(295,211)
	Excess Plan	14,560,529	975,258	12,983,192	(602,079)	10,861,468	(2,723,803)
	Disability	N/A	N/A	N/A	N/A	1,110,708	1,110,708
	Total	16,488,689	1,050,006	14,685,748	(752,935)	13,530,377	(1,908,306)

Millay	Pension Plan	N/A	N/A	0	(95,236)	331,564	236,328
	Excess Plan	N/A	N/A	0	(445,376)	765,893	320,517
	Disability	N/A	N/A	N/A	N/A	2,974,517	2,974,517
	Total	N/A	N/A	0	(540,612)	4,071,974	3,531,362

Wickes	Pension Plan	621,877	(24,555)	558,217	(88,215)	693,860	47,428
	Excess Plan	3,188,815	158,514	2,844,924	(185,377)	2,692,639	(337,662)
	Disability	N/A	N/A	N/A	N/A	1,818,504	1,818,504
	Total	3,810,692	133,959	3,403,141	(273,592)	5,205,003	1,528,270

(1)

The increase for early retirement compared to the PBT is due primarily to reflecting the immediate early retirement benefit payable for those under the unreduced retirement age. The early retirement factors available to the named executives through the grandfathered pension plan provisions reflect a “subsidy” compared to the benefit at unreduced retirement age. Note that these factors are generally available to all grandfathered plan participants depending on age and service conditions. An additional cause for the increase is the use of the actual lump sum interest rate for the Watson Wyatt Excess Compensation Plan as of June 30, 2011 compared to the rate assumed in future years for financial accounting purposes. The Watson Wyatt Excess Compensation Plan benefit is payable as a lump sum upon early retirement.  Messrs. Haley and Wickes are currently eligible for early retirement under the terms of the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan.

(2)

In case of death, the Watson Wyatt Pension Plan and the Watson Wyatt Excess Compensation Plan provide a death benefit to the named executive’s spouse assuming the named executive retired on the date of his death, elected the 100 percent joint and contingent benefit form and died the next day. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants. The death benefit would represent a decrease in the present value of the benefit because the benefit is actuarially reduced for joint and contingent payment, but actually payable during the life of the spouse only.

(3)

In case of disability, Towers Watson provides legacy Watson Wyatt associates a disability benefit equal to 60 percent of base salary plus target bonus, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Employees also receive continued benefit accruals for pension purposes while on disability.  The continued benefit accruals are provided as additional service credits up to December 31, 2011 under the legacy Watson Wyatt Pension Plans and stable value accruals under the new Towers Watson U.S. Pension Plan after December 31, 2011.  The table shows that the present value increases or decreases for Messrs. Haley, Millay and Wickes. This is primarily a function of whether the named executive’s current salary exceeds the maximum monthly disability benefit.

In addition, upon any termination of employment, Messrs. Haley, Millay and Wickes may be entitled to benefits that are provided generally by Watson Wyatt to salaried employees, including distributions under Watson Wyatt’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay.  Mr. Haley, in addition to accruing annual vacation during the fiscal year ended June 30, 2011, has a frozen vacation balance from prior years which, if unused, will be paid out to him upon termination of employment at his then current rate of hourly base salary.  At June 30, 2011, the liability for frozen vacation pay was $298,862 for Mr. Haley.  In the context of any particular separation from Towers Watson, the company and the executive may mutually agree on severance terms that could include additional benefits or payments.

Payments and Benefits Payable to Messrs. Mactas and Foreman

Messrs. Mactas and Foreman are eligible to receive benefits under the Towers Perrin Retirement Plan and the Towers Perrin Restoration Plan in the event of termination of their employment or upon death or disability, and are fully vested in their benefits. The benefit formulas are described in the Pension Benefits Table narrative. In addition, upon any termination of employment, executive officers may be entitled to benefits generally available to salaried employees, including distributions under Towers Perrin’s 401(k) plan, as well as health care benefits and accrued vacation pay.

The following table shows the estimated payments to both Mr. Mactas and Mr. Foreman, assuming the specified event giving rise to such payments took place on June 30, 2011.

Name	Element	Early Retirement	Increase / (Decrease) from PBT	Death (3)	Increase / (Decrease) from PBT	Disability(4)	Increase / (Decrease) from PBT
Mactas	Towers Perrin Retirement Plan(1)	$1,249,246	$20,725	$881,204	$(347,317)	$1,228,521(5)	$0
	Towers Perrin Restoration Plan(2)	14,523,870	208,751	14,523,870	208,751	14,355,322	40,203
	Total	15,773,116	229,476	15,405,074	(138,566)	15,583,843	40,203
Foreman	Towers Perrin Retirement Plan(1)	573,362	23,695	387,519	(162,148)	887,570(5)	337,903
	Towers Perrin Restoration Plan(2)	1,967,771	209,901	1,967,771	209,901	2,031,450	273,580
	Total	2,541,133	233,596	2,355,290	47,753	2,919,020	611,483

(1)

Values assume cash balance benefits are paid immediately as a lump sum, with the remaining benefit value paid as a single life annuity.  Increases in benefit value as compared to the amounts shown in the Pension Benefits table are due primarily to the assumed immediate commencement of the benefit.

(2)

Values assume benefits are distributed in four approximately equal annual installments beginning six months after the separation from service.  Increases in benefits as compared to the amounts shown in the Pension Benefits table are due primarily to the assumed earlier payment date of the benefit.

(3)

Towers Perrin Retirement Plan benefits payable upon the death of an active employee are equal to the greater of the participant’s cash balance account through the earlier of the date of death and December 31, 2007 and the value of the survivor portion of the final average earnings benefit, plus the participant’s cash balance account earned on or after January 1, 2008.  Towers Perrin Restoration Plan benefits payable upon the death of an active employee are equal to the amount the participant would have received if terminating employment on the date of the participant’s death.  The Towers Perrin Retirement Plan death benefit is assumed to be paid as a lump sum to the executive’s spouse, immediately upon death.  The Towers Perrin Restoration Plan death benefit is assumed to be paid in four approximately equal annual installments beginning six months after the date of death.  Decreases in the Towers Perrin Retirement Plan benefit value as compared to the amounts shown in the Pension Benefits table are due to the payment of benefits related to the survivor portion of the final average earnings benefit only.  Increases in the Towers Perrin Restoration Plan benefit value as compared to the amounts shown in the Pension Benefits table are due primarily to the assumed earlier payment date of the benefit.

(4)

With respect to the retirement plans, participants who become disabled are eligible to receive continued benefit accruals under the plans (cash balance accruals only from January 1, 2008 to December 31, 2011 and stable value accruals after December 31, 2011) at the same pay level prior to their disability.  The stable value formula becomes effective January 1, 2012.  Under the stable value formula, participants will earn 15 percent of their pensionable compensation up to the Social Security wage base and 20 percent of the pensionable compensation over the Social Security wage base, payable as a lump sum at Normal Retirement Date.  Benefits under this formula are unreduced at age 62, with a compounding 5 percent reduction factor applied before age 62; e.g., the age 60 lump sum is equal to 90.25 percent of the age 62 lump sum.  Benefits under the disability provision have been assumed to be distributed beginning on the participant’s unreduced early retirement date.  Increases in benefit value as compared to the Pension Benefits Table are due to the inclusion of future accruals through age 60 while on disability.

(5)

Cash balance and stable value benefits are assumed to be distributed as a lump sum at unreduced early retirement date with the remaining benefit value distributed as an annuity at unreduced early retirement date.

In addition, Towers Perrin entered into transaction-based compensation agreements with Messrs. Mactas and Foreman, providing for severance benefits in the event their employment is involuntarily terminated other than for “cause” or by the executive for “good reason” within two years after a change in control, which includes the Merger.  Under the terms of the transaction-based compensation agreements, in the case of a covered termination, Messrs. Mactas and Foreman would each be entitled to a lump-sum cash payment equal to the sum of the following, in addition to any previously accrued but unpaid payments and benefits: (1) a prorated bonus for the calendar year in which the termination occurs, calculated using the average of the executive’s “annual bonus” (generally defined to include the bonuses received under the individual and principal bonus programs) in respect of the three (or fewer) completed calendar years (annualized with respect to any such calendar year for which the executive officer has been employed for only a portion of such year) immediately prior to the calendar year in which the change in control occurred; and (2) an amount equal to two times the executive officer’s “annual compensation” which is defined as the sum of (a) the executive’s base salary (as in effect prior to the termination or, if greater, immediately preceding the change in control), and (b) the executive’s target individual bonus (or, if greater, the average of the executive’s individual bonus in respect of the three (or fewer) calendar years immediately prior to the calendar year in which the change in control occurs). Payments under the “transaction-based” compensation agreements are reduced to the extent necessary to avoid application of the deduction limitations of Section 280G of the Code.

Under the transaction-based compensation agreements, “cause” generally includes the executive’s termination of employment due to (1) the executive’s conviction of, or plea of guilty or no contest to, a felony; (2) the willful failure of the executive to perform his or her duties; or (3) the willful engaging by the executive in gross misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise.  “Good Reason” generally includes: (1) any material reduction in (a) the executive’s base salary, or (b) the amount of the “annual bonus”; (2) the assignment to the executive of any duties materially inconsistent with the nature and status of the executive’s responsibilities immediately prior to the change in control, except where the executive’s overall duties and status among the Company and its affiliates are not substantially altered; (3) the executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished except where the executive’s overall duties, title, responsibilities or authority among the Company and its affiliates are not substantially altered; or (4) required relocation of the executive more than fifty (50) miles from where the executive was based immediately prior to the change in control.

Assuming an involuntary termination had occurred as of June 30, 2011, the respective severance amounts for Mr. Mactas and Mr. Foreman would have been calculated as follows:

The amount for Mr. Mactas would have been $5,866,049, consisting of the sum of (1) $2,278,388, which represents a prorated bonus for the calendar year in lieu of any bonus payable under the terms of the legacy Towers Perrin individual and Principal bonus programs, calculated as described above, and (2) $3,587,661, which represents two times Mr. Mactas’ “annual compensation.”  As a result of Mr. Mactas’ announced retirement from the Company effective October 3, 2011, he will not become entitled to payment of any severance amounts pursuant to the terms of his transaction-based compensation agreement.

The amount for Mr. Foreman would have been $4,032,203, consisting of the sum of (1) $1,524,690, which represents a prorated bonus for the calendar year in lieu of any bonus payable under the terms of the legacy Towers Perrin individual and Principal bonus programs, calculated as described above, and (2) $2,507,513, which represents two times Mr. Foreman’s “annual compensation.”

The transaction-based compensation agreements do not provide for any payments upon the executive’s death or disability.

In addition to the foregoing, Mr. Foreman’s Transaction Award Agreement, as well as his Restricted Stock Award Agreement dated December 10, 2010, provide that if Mr. Foreman’s employment is terminated without “cause” on or after January 1, 2011 but on or before January 1, 2013, all of his remaining shares of restricted stock will automatically fully vest.  If Mr. Foreman’s employment had been terminated without “cause” as of June 30, 2011, the value of the Towers Watson restricted Class A Common Stock that would have immediately vested as of that date under his Transaction Award Agreement and his Restricted Stock Award Agreement would have been $6,118,915.  In the event of Mr. Foreman’s death or disability as of June 30, 2011, the full amount of his restricted Class A Common Stock would have immediately vested under his Transaction Award Agreement and his Restricted Stock Award Agreement, with a value as of that date of $6,118,915.  In case of termination without “cause,” death or disability as of June 30, 2011, Mr. Foreman would also have received payment of accrued dividends in the amount of $37,629.

Towers Watson Severance Pay Plan

Effective July 1, 2011, Towers Watson adopted a severance pay plan for U.S.-based associates, which would include any named executives who are not otherwise subject to individually negotiated severance agreements.  The plan provides for severance pay for eligible employees whose employment has been terminated involuntarily for reasons other than performance.  For eligible senior level employees, including the eligible named executives, the plan provides for severance pay in an amount equal to three weeks’ base pay for each full year of the employee’s service, plus twelve weeks, up to a maximum of 44 weeks’ pay payable in a lump sum upon such involuntary termination.  If the plan had been in effect as of June 30, 2011, amounts payable to the eligible named executives upon a qualifying severance would have been $805,200 for Mr. Haley, $190,385 for Mr. Millay and $486,538 for Mr. Wickes.  In the context of any particular separation from Towers Watson, the Company and an executive may mutually agree on severance terms that could include additional benefits or payments.

Compensation of Directors

Our Board of Directors relies on the Committee, which is composed of independent directors, to recommend the form and amount of compensation to be paid to our non-employee directors.

On May 14, 2010, upon recommendation of the Committee, the Board of Directors adopted the Towers Watson & Co. Compensation Plan for Non-Employee Directors, effective January 1, 2010, and the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors.  Directors of Towers Watson who are also full-time employees of Towers Watson do not receive any additional compensation for their services as directors.

During the fiscal year ended June 30, 2011, we provided the following compensation to our non-employee directors pursuant to the Compensation Plan for Non-Employee Directors:

Directors’ Compensation for the Fiscal Year Ended June 30, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)

Betsy S. Atkins	$13,385	$120,000	$133,385
John J. Gabarro	76,582	120,000	196,582
Victor F. Ganzi	85,082	120,000	205,082
Brendan O’Neill	61,105	120,000	181,105
Linda D. Rabbitt	82,082	120,000	202,082
Gilbert T. Ray	84,582	120,000	204,582
Paul Thomas	65,082	120,000	185,082
Wilhelm Zeller	69,576	120,000	189,576

(1)

Represents the aggregate grant date fair value under applicable accounting standards of restricted stock units (“RSUs”) awarded under the Towers Watson & Co. 2009 Long Term Incentive Plan, based on the grant date value of our common shares.  As of June 30, 2011, each non-employee director, with the exception of Ms. Atkins, held 2,617.98 unvested Towers Watson RSUs.  Ms. Atkins’ term as a director ended effective November 12, 2010, at which time she forfeited all remaining unvested RSUs.

Effective January 1, 2010, the schedule of fees payable to non-employee directors pursuant to this plan is as follows:

1.

Annual Cash Retainer:  $45,000 per year, paid quarterly.

2.

Annual Restricted Stock Unit (RSU) Grant:  Annual RSUs, equivalent to $120,000, granted at the beginning of each fiscal year (with the number of shares underlying the RSUs based on the closing price per share of the Company’s Class A Common Stock on the last business day of the just completed fiscal year) for services to be provided during the current fiscal year.  Annual RSUs vest in equal quarterly installments over a 12-month period beginning on the date of grant, and unless deferred under the terms of the Voluntary Deferred Compensation Plan for Non-Employee Directors, shall be paid upon vesting.  Each RSU represents a notional unit interest equal in value to a share of the Company’s Class A Common Stock.  All RSUs payable to non-employee directors under the plan are issued pursuant to the terms of the Towers Watson & Co. 2009 Long Term Incentive Plan.

3.

Initial RSU Grant:  Initial RSUs, equivalent to $135,000 granted on the second business day following the Company’s first earnings announcement after the date that the Non-Employee Director is initially elected to the Board (whether elected by stockholders or the Board) with the number of shares underlying the RSUs based on the closing price per share of the Class A Common Stock on the date of grant.  Initial RSUs will vest in equal annual installments over a three-year period beginning on the date of grant.  With respect to non-employee directors serving on the date the plan was adopted by the Board, Initial RSUs equivalent to $135,000 were granted on May 14, 2010,  based on the closing price per share of the Common Stock on that date, and vest in equal annual installments on January 1, 2011, January 1, 2012 and January 1, 2013.  Unless deferred under the terms of the Voluntary Deferred Compensation Plan for Non-Employee Directors, Initial RSUs are settled in shares upon vesting.  On August 26, 2011, the Towers Watson Board of Directors resolved to prospectively eliminate the Initial RSU grants for future new independent directors.

4.

Board Meetings:  $1,000 per meeting

5.

Committee Member Fees:

a.

Audit Committee:  $7,500 annual retainer, paid quarterly, and $1,000 per meeting

b.

Compensation Committee:  $5,000 annual retainer, paid quarterly, and $500 per meeting

c.

Nominating and Governance Committee:  $2,500 annual retainer, paid quarterly, and $500 per meeting

d.

Risk Committee: $2,500 annual retainer, paid quarterly, and $500 per meeting

6.

Committee Chair Fees (paid in lieu of Committee Member Fees):

a.

Audit Committee Chair:  $15,000 annual retainer, paid quarterly, and $2,000 per meeting

b.

Compensation Committee Chair:  $10,000 annual retainer, paid quarterly, and $1,000 per meeting

c.

Nominating and Governance Committee Chair:  $5,000 annual retainer, paid quarterly, and $1,000 per meeting

d.

Risk Committee Chair:  $5,000 annual retainer, paid quarterly, and $1,000 per meeting

e.

Lead Director Annual Retainer (paid in addition to regular Board and Committee Fees):  $20,000 per year, paid quarterly

Additional Terms Applicable to Director Compensation.  Vesting of RSUs is conditioned upon continued service as a director of the Company, provided that vesting shall be accelerated upon the director’s death or disability or upon a Change in Control.  RSUs will be paid out in shares of Class A Common Stock on the date of vesting to an account established for each non-employee director at a brokerage firm designated by the Company.  Notwithstanding the foregoing, a non-employee director can elect to defer all or any portion of his/her director compensation pursuant to the terms of the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors and in accordance with deferral procedures established by the Company, in which case cash fees and/or shares of Class A Common Stock issuable under RSUs (and under any associated Dividend Equivalent Rights) that are deferred will be paid out at the time and in the manner provided for pursuant to such deferral.  As of June 30, 2011, Mr. Thomas had deferred $31,750 of fees payable in cash and Mr. Zeller had deferred 386.99 vested shares.  No other amounts had been deferred under the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors as of June 30, 2011.

Director Stock Ownership Policy.   Non-employee directors are expected to accumulate shares of Towers Watson Class A Common Stock at least equal to three times the annual cash retainer (i.e., $135,000), valued as of the last day of the Company’s fiscal year.  Each non-employee director has three years from the date of appointment to achieve compliance with such ownership guidelines.  Until the ownership level is reached, non-employee directors are expected to sell only shares of Class A Common Stock needed to pay state and federal taxes associated with the equity granted.  If as a result of a stock price decline subsequent to a non-employee director meeting the ownership requirements the non-employee director does not satisfy the requirements as of the Company’s fiscal year-end, he/she need not “buy up” to a new number of shares to satisfy the ownership policy.  However, he/she is expected to retain the number of shares that originally were acquired to reach the share ownership threshold.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with the Merger, Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan, the Watson Wyatt 2000 Long-Term Incentive Plan and the Watson Wyatt & Company Holdings Incentive Compensation Plan, and created the Towers Watson & Co. 2009 Long Term Incentive Plan. Towers Watson did not assume the Watson Wyatt 2001 Deferred Stock Unit Plan for Selected Employees or the Watson Wyatt Amended Compensation Plan for Outside Directors.

Towers Watson & Co. Employee Stock Purchase Plan

Towers Watson assumed the amended and restated Watson Wyatt 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”) which enables employees to purchase shares of Towers Watson stock at a 5 percent discount. The Stock Purchase Plan is a non-compensatory plan under generally accepted accounting principles of stock-based compensation. As a result, no compensation expense is recognized in conjunction with this plan. Watson Wyatt originally registered 750,000 shares of its Class A common stock on December 19, 2001 and an additional 1,500,000 shares of its Class A common stock on December 16, 2003, of which 196,424 shares remained available for issuance immediately prior to the Merger at which time 4,500,000 additional shares were added. Towers Watson filed a Form S-8 Registration Statement in the third quarter of fiscal 2010 registering the 4,696,424 shares available for issuance under the Stock Purchase Plan. See Note 14 of the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K filed on August 29, 2011 for additional information on the Company’s plans.

The following chart gives aggregate information regarding grants under all of the Company’s equity compensation plans through June 30, 2011:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)(1)
Equity compensation plans approved by stockholders	187,578	$ 46.07	16,846,183
Equity compensation plans not approved by stockholders	0		0
Total	187,578		16,846,183

(1)   Includes 4,520,927 shares under the Stock Purchase Plan and 12,325,256 shares under the Towers Watson & Co 2009 Long-Term Incentive Plan.

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder wishing to present a proposal to be included in the Proxy Statement for the 2012 Annual Meeting of Stockholders, currently expected to be held on or about November 9, 2012, may submit such proposal in writing to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.  Such proposals must be received no later than June 2, 2012.  Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement.

Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2012 Annual Meeting of Stockholders and may nominate persons for election to the Board of Directors.  Under the Company’s Amended and Restated Bylaws, unless the date of the 2012 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2011 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than the close of business on August 13, 2012 and no earlier than the close of business on July 14, 2012.  In addition, stockholders wishing to make such proposals or nominations for Director must satisfy other requirements set forth in the Company’s Amended and Restated Bylaws.  If a stockholder does not also comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

Annual Report

The Company’s Annual Report on Form 10-K containing audited financial statements for the fiscal year ended June 30, 2011 has been made available along with the Proxy Materials via the internet.  A copy of the Company’s Annual Report on Form 10-K is available without charge upon request to the Company.  Requests may be made to Towers Watson & Co., Office of the Secretary, 901 N. Glebe Road, Arlington, Virginia 22203.

By order of the Board of Directors

Walter W. Bardenwerper

Vice President, General Counsel and Secretary

Arlington, Virginia

September 30, 2011

VOTE BY INTERNET - www.proxyvote.com
TOWERS WATSON & CO. ATTN: LEGAL DEPARTMENT 901 N. GLEBE ROAD ARLINGTON, VA 22203

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 10, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M38541-Z56556-Z56557	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOWERS WATSON & CO.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

Vote on Directors
1.	Elect eight Directors to serve until the next Annual Meeting of stockholders, or until their successors are elected and qualified (Proposal No. 1).

			For	Against	Abstain	Vote on Ratification of Deloitte & Touche LLP			For	Against	Abstain

	1a.	John J. Gabarro	0	0	0	2.	Ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal 2).		0	0	0

	1b.	Victor F. Ganzi	0	0	0

	1c.	John J. Haley	0	0	0
						3.	To approve, by non-binding vote, the compensation of our named executive officers.		0	0	0
	1d.	Brendan R. O'Neill	0	0	0

	1e.	Linda D. Rabbitt	0	0	0	The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

	1f.	Gilbert T. Ray	0	0	0	4.	To recommend, by non-binding vote, the frequency of non-binding votes on the compensation of our named executive officers.	0	0	0	0

	1g.	Paul Thomas	0	0	0

	1h.	Wilhelm Zeller	0	0	0	5.	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as name appears above. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If the Stockholder is a corporation, please sign the full name of the duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)				Date

TOWERS WATSON & CO.

TOWERS WATSON & CO.
Annual Meeting of Stockholders
The W New York Hotel
541 Lexington Avenue
New York, New York 10022
November 11, 2011
9:00 a.m. Eastern Standard Time

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M38542-Z56556-Z56557

TOWERS WATSON & CO.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with the power of substitution and resubstitution, and authorizes them to represent and to vote all of his or her shares of Capital Stock of Towers Watson & Co., at the Annual Meeting of Stockholders of the Company to be held on November 11, 2011, at The W New York Hotel, 541 Lexington Avenue, New York, New York 10022, at 9:00 a.m. EST and any adjournment(s) or postponement(s) thereof, with the same authority as if the Stockholder(s) were personally present as provided on this proxy card.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING. Attendance of the undersigned at the meeting or any adjournment(s) or postponement(s) thereof will not be deemed to revoke this proxy unless the undersigned also votes at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR ONE YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be marked, dated and signed on reverse side